Exhibit 2.1

TRANSACTION AGREEMENT

by and among

THE BLACKSTONE GROUP L.P.,

BLACKSTONE HOLDINGS I L.P.,

NEW ADVISORY GP L.L.C.,

NEW ADVISORY L.P.,

PJT CAPITAL LP,

PJT MANAGEMENT, LLC,

PAUL J. TAUBMAN

and

THE LIMITED PARTNERS LISTED ON THE

SIGNATURE PAGES HEREOF

Dated as of October 9, 2014

4.15	Transactions with Interested Persons	29
4.16	Founder Agreements	29
4.17	Intellectual Property	29
4.18	Brokers	30

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BLACKSTONE PARTIES AND THE ACQUIRER	30

5.1	Organization; Authority	30
5.2	No Conflict; No Consent	31
5.3	Ownership Interests	32
5.4	Capitalization; Subsidiaries	32
5.5	Financial Statements; Liabilities	33
5.6	Litigation	34
5.7	Compliance with Laws; Regulatory Matters	34
5.8	Conduct of Business	35
5.9	Information to be Supplied	35
5.10	Transactions with Interested Persons	35
5.11	Pipeline	36
5.12	Sufficiency of Assets	36
5.13	Brokers	36

ARTICLE VI	COVENANTS	36

6.1	Conduct of Business of the Partnership Entities	36
6.2	Conduct of Business of the Argon Business	38
6.3	Efforts to Close; Integration	39
6.4	Regulatory Approvals	41
6.5	Access and Information	43
6.6	Public Announcements	43
6.7	Regulatory Matters	44
6.8	Notice	44
6.9	Preparation of SEC Filings	44
6.10	NYSE Listing	46
6.11	No-Shop; Transfer of Interests	46
6.12	Confidentiality	47
6.13	Partner Agreements; Founder Earn-Out Units	47
6.14	No Solicitation	48
6.15	Closing Ownership Schedule	48
6.16	Financial Statements	48
6.17	Further Assurances	48

ARTICLE VII	CONDITIONS TO THE CLOSING	48

7.1	Conditions to Obligations of Each Party	48
7.2	Additional Conditions to the Obligations of the Acquirer	49
7.3	Additional Conditions to the Obligations of the Seller Parties	51
7.4	Determination of Closing Conditions for the Seller Parties	51
7.5	Frustration of Closing Conditions	51

ARTICLE VIII	TERMINATION	51

8.1	Termination	51
8.2	Expenses	52
8.3	Effect of Termination	53

ARTICLE IX	TAX MATTERS	53

9.1	Cooperation	53
9.2	Intended Tax-Free Treatment	53

ARTICLE X	GENERAL PROVISIONS	54

10.1	Non-Survival of Representations and Warranties	54
10.2	Notices	54
10.3	Amendment and Modification; Waiver	55
10.4	Entire Agreement	56
10.5	Fees and Expenses	56
10.6	Disclosures	56
10.7	Representative	56
10.8	Third Party Beneficiaries	57
10.9	Assignment; Binding Effect	57
10.10	Governing Law	57
10.11	Jurisdiction; Arbitration	58
10.12	Severability	59
10.13	Counterparts	59

Exhibits

Exhibit A –	Terms of Argon LP Founder Units

Exhibit B –	Terms of Argon LP Founder Earn-Out Units

Exhibit C –	Illustrative Pro Forma Capitalization

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT is dated as of October 9, 2014 (this “Agreement”) and is by and among (i) The Blackstone Group L.P., a Delaware limited partnership (“Blackstone Group”), (ii) Blackstone Holdings I L.P., a Delaware limited partnership (“Blackstone Holdings”), (iii) New Advisory GP L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Blackstone Holdings (together with Blackstone Holdings, collectively, “Blackstone” and Blackstone, together with the Blackstone Group, collectively, the “Blackstone Parties”), (iv) New Advisory L.P., a Delaware limited partnership wholly-owned by Blackstone Holdings and certain of its Affiliates (as limited partners) and New Advisory GP L.L.C. (as general partner) (the “Acquirer”), (v) PJT Capital LP, a Delaware limited partnership (the “Partnership”), (vi) PJT Management, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (vii) Mr. Paul J. Taubman (the “Founder”) and (viii) the Persons identified as Limited Partners on the signature pages hereto (collectively with the Founder, the General Partner and any persons who become Partnership Equity Participants (as defined below) after the date hereof and prior to the Closing, the “Seller Parties”).

RECITALS

1. The Partnership is engaged in the business of, directly or indirectly, providing investment banking and financial advisory services and owns certain assets and rights used in the conduct of its business (the “Partnership Business”). Blackstone Group, through certain of its Subsidiaries, is engaged in the business of providing financial and strategic advisory services (which does not include, for the avoidance of doubt, Blackstone Group’s capital markets and related capital markets services business, Blackstone Group’s private wealth unit and wealth management services business, and businesses and activities related to the funds of Blackstone Group and its Affiliates, including those that are designated by Blackstone Group as “IRBD” or “GSO”), restructuring and reorganization advisory services and fund placement services (conducted through Park Hill Group) (the “Argon Business”).

2. On the terms and subject to the conditions set forth herein, the Acquirer has agreed to acquire from the Seller Parties at the Closing (as defined below) (i) 100% of the limited partnership interests in the Partnership (the “Partnership Interest”) and (ii) 100% of the limited liability company interests in the General Partner (the “LLC Interests”, and together with the Partnership Interests, the “Acquired Interests”).

3. In connection with entering into this Agreement, Blackstone Group, Blackstone, the Acquirer, the Founder and the other applicable parties thereto are entering into that certain Framework Agreement, dated as of the date hereof (as the same may be amended in accordance with the terms thereof, the “Framework Agreement”), pursuant to and subject to the terms and conditions of which, among other things, the Blackstone Parties agree to take the requisite actions (including causing their Subsidiaries or Affiliates to take all necessary action) to enter into the Separation Agreement and other agreements provided for therein to effect the Argon Reorganization (defined below) prior to the Closing and the Separation Transaction (defined below) immediately after the Closing.

4. Following the Argon Reorganization and the acquisition of the Acquired Interests (but prior to the Separation Transaction) the Acquirer will own the combined Partnership Business and Argon Business.

5. In connection with entering into this Agreement, the Acquirer and the other applicable parties thereto are entering into certain arrangements with the Founder, who will become the chairman of the board of directors and the chief executive officer of Argon HoldCo, and other Persons, pursuant to the Partner Agreements (defined below).

6. To induce the other parties hereto to enter into this Agreement, the parties hereto have agreed to make certain representations, warranties, covenants and agreements as set forth herein.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms when used in this Agreement shall have the following meanings:

“Acquired Interests” has the meaning set forth the recitals hereof.

“Acquirer” has the meaning set forth in the introductory paragraph hereof.

“Acquirer Acquisition Proposal” means any offer or proposal for, or indication of interest in a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Acquirer Entities, any purchase of a majority or more of the assets of the Acquirer Entities or the Argon Business or any purchase of a majority of the interests, common stock or capital stock of the Acquirer Entities, in each case other than the transactions contemplated by this Agreement, including the Argon Reorganization.

“Acquirer Disclosure Letter” means the disclosure letter delivered by the Acquirer to the Seller Parties at the time of execution hereof.

“Acquirer Entities” means Argon HoldCo and the Acquirer.

“Acquirer Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Argon Business, taken as a whole, or (ii) prohibits or materially impairs the ability of the Acquirer Entities to timely perform their obligations hereunder at or prior to Closing; provided, however, that in no event shall any of the following constitute an Acquirer Material Adverse Effect: (a) any fact, event, series of events, change, effect or circumstance resulting from or relating to a decline or worsening in economic or financial conditions generally; (b) any fact, event, series of events, change, effect or circumstance that affects the investment banking industry generally; (c) any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in the securities markets, capital markets, credit markets or currency markets in the United States; (d) any fact, event, series of events, change, effect or circumstance resulting from or relating to the announcement of the transactions contemplated by this Agreement; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States; (f) any change in GAAP or Applicable Law or interpretations thereof; (g) any action taken by the Partnership or its Affiliates; or (h) any effect resulting from compliance with the terms and conditions of this Agreement by the Acquirer; except in the case of clauses (a), (b), (c), (e) or (f) to the extent such fact, event, series of events, change, effect or circumstance has a disproportionate and adverse effect on the Argon Business relative to other Persons in the investment banking industry in the United States.

“Acquirer Regulatory Approvals” has the meaning set forth in Section 5.2(b).

“Action” means any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).

“Aggregate Founder Earn-Out Units” has the meaning set forth in Section 6.13(d).

“Aggregate Founder Units” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Ancillary Agreements” means the Framework Agreement, the Separation Agreement, the Redemption Rights Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement and the Other Ancillary Agreements (as defined in the Framework Agreement), including, in each case, all exhibits, schedules and annexes thereto.

“Applicable Law” means, with respect to any Person, any Law (including those of FINRA or any other self-regulatory organization) or any agreement with any Governmental Authority applicable to and legally binding on such Person or to which any of such Person’s properties or other assets is subject, as amended unless expressly specified otherwise.

“Argon Business” has the meaning set forth in the recitals hereof.

“Argon Financial Statements” has the meaning set forth in Section 6.16.

“Argon HoldCo” means the corporation to be formed by Blackstone prior to the Closing, which corporation will be the sole general partner of Argon LP and the “distributed company” in the Separation Transaction, in each case, pursuant to the terms to be set forth in the Separation Agreement entered into in accordance with the Framework Agreement.

“Argon HoldCo Bylaws” means the amended and restated bylaws of Argon HoldCo to be in effect at the Closing, which shall be prepared in accordance with the Framework Agreement.

“Argon HoldCo Certificate of Incorporation” means the amended and restated certificate of incorporation of Argon HoldCo to be in effect at the Closing, which shall be prepared in accordance with the Framework Agreement.

“Argon HoldCo Registration Statement” means that certain registration statement on Form 10 or other appropriate form to be filed by Argon HoldCo with the SEC in connection with the transactions contemplated hereby.

“Argon LP Agreement” means the amended and restated limited partnership agreement of the Acquirer to be in effect at the Closing, which shall be prepared in accordance with the Framework Agreement.

“Argon LP Founder Units” means the units of limited partnership interest in the Acquirer to be issued to the Seller Parties pursuant to the terms of this Agreement, which units shall have the terms set forth on Exhibit A hereto and otherwise shall have such rights, obligations and other terms as set forth in the Argon LP Agreement.

“Argon LP Founder Earn-Out Units” means the units of limited partnership interest in the Acquirer to be granted pursuant to the terms of this Agreement, which units shall have the terms set forth on Exhibit B hereto and otherwise shall have such rights, obligations and other terms as set forth in the Argon LP Agreement.

“Argon LP Units” means any units of limited partnership interest in the Acquirer (including the Argon LP Founder Units and the Argon LP Founder Earn-Out Units).

“Argon Reorganization” means the restructuring steps to be taken by Blackstone and its Affiliates pursuant to which (i) the Argon Business, including certain assets and liabilities relating thereto, will be contributed to the Acquirer and (ii) Argon HoldCo will become the sole general partner of the Acquirer, in each case, in accordance with the terms and conditions to be set forth in the Separation Agreement entered into in accordance with the Framework Agreement.

“Assets” has the meaning set forth in Section 4.12(a).

“Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option or other equity-based incentive, profits interest, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal.

“Blackstone” has the meaning set forth in the introductory paragraph hereof.

“BAP” means Blackstone Advisory Partners L.P.

“BAP Report” has the meaning set forth in Section 5.11.

“Blackstone Group” has the meaning set forth in the introductory paragraph hereof.

“Blackstone Holdings” has the meaning set forth in the introductory paragraph hereof.

“Blackstone Parties” has the meaning set forth in the introductory paragraph hereof.

“Big Spin” means the distribution of the stock of Argon HoldCo by Blackstone Holdings I/II GP Inc., a Delaware corporation, to Blackstone Group.

“Business Day” means any day other than a day on which banks in New York City are required or authorized by Law to close.

“Claims” means any restrictions, liens, claims, security interests, assignments, mortgages, deposit arrangements, pledges, charges or encumbrances of any kind or nature whatsoever (other than restrictions on transfer generally arising under federal and state securities laws).

“Client” means, with respect to the Partnership Entities, any Person to which the Founder (on behalf of the Partnership Entities) or any Partnership Entity provides investment banking and financial advisory services.

“Class A Shares” means the shares of Class A common stock of Argon HoldCo, par value $0.01 per share.

“Closing” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.2(c).

“Closing Ownership Schedule” has the meaning set forth in Section 6.15.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of May 27, 2014 between PJT Capital L.P. and Blackstone Group.

“Consent” means any consent, approval, authorization, waiver, grant, agreement or exemption.

“Contract” shall mean any mortgage, indenture, lease, note, contract, agreement, commitment or other instrument or arrangement, including all exhibits, amendments and schedules thereto.

“Controlled Group” shall mean any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“CPR Rules” has the meaning set forth in Section 10.11(a).

“Draft Argon Financial Statements” has the meaning set forth in Section 5.5(a).

“Employee Matters Agreement” has the meaning set forth in the Framework Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Organizational Documents” has the meaning set forth in Section 4.1(a).

“Fee Agreement” has the meaning set forth in Section 4.11(a)(i).

“FINRA” means the Financial Industry Regulatory Authority.

“Founder” has the meaning set forth in the introductory paragraph hereof.

“Framework Agreement” has the meaning set forth in the recitals hereof.

“Fully Diluted Class A Shares” means the number of Class A Shares which would be outstanding as of immediately following the Separation Time assuming (i) all Argon LP Units (other than Argon LP Founder Earn-Out Units and any Argon LP Units held by Argon HoldCo) were exchanged into Class A Shares on a one-for-one basis at such time and (ii) all outstanding equity awards of Argon HoldCo or the Acquirer at such time ((x) regardless of whether or not then vested or delivered and (y) expressly including all such awards that have been, or will be, issued in substitution or replacement of outstanding Blackstone or Blackstone Holdings equity awards) become vested and/or delivered (other than any equity awards of Argon HoldCo or the Acquirer constituting the Blackstone Discretionary Retention Issuance (as defined in Exhibit C) and the Argon LP Founder Earn-Out Units) and the number of Class A Shares to which the holders of such equity awards are entitled became outstanding.

“GAAP” means generally accepted accounting principles as in effect in the United States at the time of determination.

“General Partner” has the meaning set forth in the introductory paragraph hereof.

“Government Official” has the meaning set forth in Section 4.7(h).

“Governmental Approvals” means any Consents of, filings or registrations with, or notices to, any Governmental Authority.

“Governmental Authority” means any U.S., foreign, federal, national, state or local government or political subdivision thereof, any entity, agency, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“GP Interest” means the partnership interest of the General Partner in the Partnership and any other “partnership interests” (as defined in the Delaware Revised Uniform Limited Partnership Act, as amended) that a general partner of the Partnership may own or have by virtue of such general partner’s position as such.

“HSR Act” has the meaning set forth in Section 4.2(b).

“ICC Rules” has the meaning set forth in Section 10.11(a).

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings (in each case whether adoptive or biological), (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“Incapacity” or “Incapacitated” shall mean, as to any Person, (i) the adjudication of incompetence or insanity of such Person, (ii) the death of such Person, (iii) the physical or mental disability of such Person, or the suspension of any privilege or right of such Person by the SEC or any similar body administering the U.S. federal securities laws, which, in either case, would have the effect of rendering such Person unable to perform those tasks required to be performed by such Person hereunder or under any Partner Agreement or Ancillary Agreement, (iv) such Person becoming or being subject to a “statutory disqualification with respect to membership or participation in, or association with a member of a self-regulatory organization” pursuant to Section 3(39) of the Exchange Act, or (v) such Person being subject to a final judgment or order issued by either a court of competent jurisdiction or the SEC (which shall not include a consent decree or settlement in which such Person neither admits nor denies guilt with respect thereto) which finds such Person to have materially violated any federal or state securities law (which judgment or order has not been subsequently reversed, suspended or vacated).

“Indebtedness” means, with respect to any Person, any of the following: (i) any indebtedness (including principal, accrued interest, premiums and penalties) of such Person (whether or not contingent) in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, in each case, to the extent drawn; (ii) any balance, deferred and unpaid, of the purchase price of any property, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet; (v) the net mark to market liability of any currency, interest rate or other swap or hedge agreement or any other hedging arrangement; (vi) to the extent not otherwise included by clauses (i) through (v), any guaranty by such Person of any indebtedness of any other Person; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or assets of such Person (whether or not such obligation is assumed by such Person).

“Initial Capitalization Change” has the meaning set forth in Section 2.2(c).

“Intellectual Property” means U.S. and foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (ii) copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items in any and all forms and media), and registrations and applications to register or renew the registration of any of the foregoing; and (iii) trade secrets and confidential or proprietary information including know-how, inventions, discoveries and improvements.

“Intended Tax-Free Treatment” means (i) that the Big Spin and the Little Spin qualify as reorganizations pursuant to Sections 355 and 368(a)(1)(D) of the Code and that no gain or loss be recognized under Sections 355 and 361 of the Code with respect to such distributions and (ii) that the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Key Man Event” means (i) the Founder becoming Incapacitated or ceasing to devote substantially all of his business time and efforts to managing the affairs of the Partnership and the Partnership Business, (ii) any willful misconduct by the Founder which has had, or would reasonably be expected to have, an adverse effect in any material respect on the Founder’s ability to function as an employee of the Partnership or, following the Closing, the Acquirer or Argon HoldCo (taking into account the services required of the Founder), or on the business or reputation of the Partnership, or, following the Closing, the Acquiror or Argon HoldCo, or (iii) an event that would constitute “Cause” as such term is defined in the Partner Agreement of the Founder (assuming for this purpose that such agreement was effective in all respects and all references to “New LP” in such agreement referred to the Partnership instead).

“Knowledge of Acquirer” means the actual knowledge, after due inquiry, of any of the individuals identified in Section 1.1 of the Acquirer Disclosure Letter.

“Knowledge of the Founder” means the actual knowledge, after due inquiry, of the Founder.

“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of any Governmental Authority.

“Leased Property” has the meaning set forth in Section 4.12(b).

“Liabilities” means any debts, liabilities or obligations, including liabilities for Taxes, penalties, guarantees, assurances and commitments or other losses of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.

“Little Spin” means the distribution of the stock of Little SpinCo by StoneCo IV Corporation, a Delaware corporation, to Blackstone Holdings III L.P., a Delaware limited partnership.

“Little SpinCo” means a Delaware corporation and wholly owned subsidiary of StoneCo IV Corporation, a Delaware corporation, formed in connection with the transactions contemplated herein.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Merger” means the merger of Little SpinCo with and into Argon HoldCo, with Argon HoldCo surviving.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Owned Intellectual Property” has the meaning set forth in Section 4.17.

“Partner Agreement” means (x) an individual’s Partner Agreement with the Acquirer, or (y) an individual’s Managing Director Agreement with the Acquirer, as applicable, including, in each case, the Non-Competition, Non-Solicitation Agreement and Non-Interference Agreement with Affiliates attached thereto, in each case, dated as of the date hereof.

“Partnership” has the meaning set forth in the introductory paragraph hereof.

“Partnership Acquisition Proposal” means any offer or proposal for, or indication of interest in (i) a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Partnership Entity, any purchase of a majority or more of the assets of any Partnership Entity or any purchase of a majority of the interests, common stock or capital stock of any Partnership Entity or (ii) an employment or other services arrangement between the Founder (whether as an officer, partner, employee, independent contractor or otherwise) and any Person other than the Partnership, in each case other than the transactions contemplated by this Agreement.

“Partnership Benefit Plans” has the meaning set forth in Section 4.14(a).

“Partnership Business” has the meaning set forth in the recitals hereof.

“Partnership Employees” has the meaning set forth in Section 4.14(a).

“Partnership Entity” means the General Partner, the Partnership, and any of their respective Subsidiaries.

“Partnership Equity Participants” means those individuals that own Acquired Interests in the Partnership following a transfer pursuant to Section 6.11(c).

“Partnership Financial Statements” has the meaning set forth in Section 4.5(a).

“Partnership Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Partnership Entities, taken as a whole, or (ii) prohibits or materially impairs the ability of the Partnership Entities to timely perform their obligations hereunder at or prior to Closing; provided, however, that in no event shall any of the following constitute a Partnership Material Adverse Effect: (a) any fact, event, series of events, change, effect or circumstance resulting from or relating to a decline or worsening in economic or financial conditions generally; (b) any fact, event, series of events, change, effect or circumstance that affects the investment banking industry generally; (c) any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in the securities markets, capital markets, credit markets or currency markets in the United States; (d) any fact, event, series of events, change, effect or circumstance resulting from or relating to the announcement of the transactions contemplated by this Agreement; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States; (f) any change in GAAP or Applicable Law or interpretations thereof; (g) any action taken by Acquirer or its Affiliates; or (h) any effect resulting from compliance with the terms and conditions of this Agreement by the Partnership; except in the case of clauses (a), (b), (c), (e) or (f) to the extent such fact, event, series of events, change, effect or circumstance has a disproportionate and adverse effect on the Partnership Entities relative to other Persons in the investment banking industry in the United States.

“Partnership New Hire Issuance” has the meaning set forth in Section 2.2(c).

“Partnership Regulatory Approvals” has the meaning set forth in Section 4.2(b).

“Permits” has the meaning set forth in Section 4.7(b).

“Permitted Claims” means (i) Claims for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves with respect thereto have been made in the Partnership Financial Statements in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Claims arising in the ordinary course of business; (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects that are not material to the Partnership Entities in the aggregate; (iv) Claims on assets of the Partnership Entities incurred in the ordinary course of business which do not materially impair business operations or the use of such properties in the ordinary course of business and that are not material to the Partnership Entities in the aggregate; (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; and (vi) customary Claims of banks on deposit accounts incurred in the ordinary course of business.

“Permitted Transferee” means, with respect to any Person, (i) any executor, administrator or testamentary trustee of such Person’s estate if such Person dies, (ii) any Person receiving equity securities of such Person by will, intestacy laws or the laws of descent or survivorship, (iii) Immediate Family, (iv) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Person or Immediate Family of such Person, (v) a charitable or similar non-profit entity or (vi) any corporation, company, partnership (limited or general) or limited liability company beneficially owned by such Person or any Person listed in clauses (i) through (v) hereof.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Prospective Client” means any Person with whom the Founder (on behalf of the Partnership Entities) or the Partnership Entities have had any substantive negotiations or discussions regarding the possible engagement of the Partnership Entities to perform business services.

“Representatives” has the meaning set forth in Section 6.5(a).

“Restated Organizational Documents” has the meaning set forth in Section 2.5(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the disclosure letter delivered by the Seller Parties to the Acquirer at the time of execution hereof.

“Seller Party” has the meaning set forth in the introductory paragraph hereof.

“Separation Agreement” has the meaning set forth in the Framework Agreement.

“Separation Time” means the time of the effectiveness of the pro rata distribution to its common unitholders of all of the issued and outstanding Class A Shares held by Blackstone Group upon consummation of the Argon Reorganization as contemplated by the Separation Transaction.

“Separation Transaction” means the transactions pursuant to which Blackstone Group will cause the pro rata distribution to its common unit holders of all of the issued and outstanding Class A Shares held by Blackstone Group upon consummation of the Argon Reorganization, following which Argon HoldCo will be a publicly traded company, in each case in accordance with the terms and conditions to be set forth in the Separation Agreement entered into in accordance with the Framework Agreement.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than fifty (50%) of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Fully Diluted Class A Shares” has the meaning set forth in Section 2.2(b).

“Tax Matters Agreement” has the meaning set forth in the Framework Agreement.

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents (including any related or supporting information) filed or required to be filed in respect of Taxes, including any information returns, claims for refunds of Taxes, and any amendments, supplements, schedules or attachments to any of the foregoing.

“Taxes” means any and all federal, state, local, foreign and other taxes, charges, fees, levies, customs, duties or other assessments, including all net income, alternative or add-on minimum, gross income, gross receipts, premium, estimated, sales, use, ad valorem, value-added, environmental, windfall, capital stock, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties and guaranty fund assessments, together with any interest, additions to tax, and penalties with respect thereto imposed by any Government Authority (whether or not disputed).

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party” means a Person not a party to this Agreement or an Affiliate of any such party hereto.

“Transition Services Agreement” has the meaning set forth in the Framework Agreement.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

1.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented. When a reference is made in this Agreement to a Section, Exhibit, Annex, or Schedule, such reference shall be to a Section of, an Exhibit or Annex to, or a Schedule to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof”, “herein”, “hereby”, and derivative or similar words refer to the entire Agreement, and (iii) the masculine or feminine gender or neuter shall include the other.

ARTICLE II

TRANSACTIONS

2.1 Argon Reorganization. On the terms and subject to the conditions to be set forth in the Separation Agreement entered into in accordance with the Framework Agreement, prior to the Closing, the Blackstone Parties (directly and through their Subsidiaries and Affiliates) shall cause the Argon Reorganization to be effected in accordance with the terms of such Separation Agreement.

2.2 Acquisition of Partnership Entities.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Acquirer agrees to acquire from the Seller Parties, and the Seller Parties agree to transfer to the Acquirer, 100% of the Acquired Interests (free and clear of all Claims) in exchange for an aggregate number of Argon LP Founder Units equal to 12 million, subject to adjustment pursuant to Section 2.2(c) (the “Aggregate Founder Units”), with the Aggregate Founder Units being allocated among the Seller Parties as set forth on the Closing Allocation Schedule delivered in accordance with Section 2.4.

(b) Subject to Section 2.2(c), the Fully Diluted Class A Shares immediately following the Separation Time shall be 100,000,000 (the “Target Fully Diluted Class A Shares”), as set forth in the “Total” row on the illustrative capitalization table set forth on Exhibit C.

(c) The Target Fully Diluted Class A Shares may be adjusted prior to the Closing, including (A) in connection with any stock split (including any reverse stock split) made in an effort to achieve a desired trading price for the Class A Shares immediately following the Separation Time or (B) to account for de minimis variations therefrom as a result of the effect of items such as rounding or treatment of fractional shares, by the mutual consent of the Founder and Blackstone Group (any such approved adjustment, an “Initial

Capitalization Change”); provided, that, notwithstanding anything to the contrary in this Agreement, the Partnership shall have the right, in its sole discretion, to issue additional Acquired Interests to new hires after the date hereof and prior to delivery of the Closing Allocation Schedule (and upon any such issuance, the Founder shall notify Blackstone), and, in connection with such issuances (if any), the amount of Aggregate Founder Units and Aggregate Founder Earn-Out Units and the Target Fully Diluted Class A Shares shall be increased (any such increase, a “Partnership New Hire Issuance”); provided that the first 420,000 Argon LP Founder Units and 434,000 Argon LP Founder Earn-Out Units to be issued pursuant to Partnership New Hire Issuances shall not increase the Aggregate Founder Units or Aggregate Founder Earn-Out Units, as applicable, or result in an increase to the Target Fully Diluted Class A Shares. In the event of any Initial Capitalization Change, all shares in Argon HoldCo and all Argon LP Units to be issued in accordance with this Agreement, the Separation Agreement and the transactions contemplated hereby and thereby shall be ratably adjusted, and any other similarly dependent items shall be appropriately adjusted, to give the same economic effect as contemplated by this Agreement.

2.3 Closing. Subject to the provisions of Article VII, the closing (the “Closing”) of the acquisition of the Acquired Interests provided for in this Article II shall take place immediately prior to the Separation Time on the date that is three (3) Business Days following the satisfaction or waiver (to the extent waiver is permitted by Applicable Law) of the closing conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or at such other place and time and on such other date as the Acquirer and the Founder may agree in writing. The date on which the Closing occurs is herein called the “Closing Date”.

2.4 Closing Allocation Schedule; Exchange of Acquired Interests.

(a) Set forth on Section 2.4(a) of the Seller Disclosure Letter is the amount of the aggregate number of Argon LP Founder Units expected as of the date hereof (i) to be issued at the Closing to the Founder (“Minimum Founder Allocation”), (ii) to be issued at the Closing, in the aggregate, to the other Seller Parties as of the date hereof (“Minimum Seller Allocation”) and (iii) that are unallocated as of the date hereof but will be allocated (at the discretion of the Founder) among, and issued at the Closing to, the Founder, the other Seller Parties as of the date hereof and/or such other persons who become Partnership Equity Participants after the date hereof and prior to the delivery of the Closing Allocation Schedule.

(b) The Founder shall deliver to the Acquirer, no less than fifteen (15) Business Days prior to the expected Closing Date, an amended Section 2.4(a) of the Seller Disclosure Letter setting forth the number of Argon LP Founder Units (which in the aggregate shall be equal to the number of Aggregate Founder Units) to be issued to each Seller Party at the Closing (the “Closing Allocation Schedule”), which Closing Allocation Schedule shall reflect (i) an allocation for the Founder of no fewer units than the Minimum Founder Allocation, and (ii) an aggregate allocation for the other Selling Parties as of the date hereof of no fewer units than the Minimum Seller Allocation, in each case, unless otherwise mutually agreed by the Founder and Blackstone.

(c) On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the Founder and each Seller Party shall deliver to the Acquirer a duly executed written instrument of transfer and assignment, in customary form, of all of the Acquired Interests owned by such Person; and (ii) the Acquirer shall deliver to the Founder and each Seller Party documentation representing the issuance to the Founder and such Seller Party of a number of Argon LP Founder Units as set forth on the Closing Allocation Schedule opposite the name of such Person.

2.5 Organizational Documents.

(a) On or prior to the Closing, Blackstone and the Acquirer shall take, and shall cause their applicable Subsidiaries or Affiliates to take, all necessary actions (i) to cause the Argon HoldCo Certificate of Incorporation and Argon Holdco Bylaws to be adopted, approved and otherwise effectuated, subject to and conditioned on the Closing and (ii) to cause the Argon LP Agreement to be adopted, approved and otherwise effectuated, subject to and conditioned on the Closing.

(b) Each Seller Party hereby agrees to amend and restate (and, as applicable, each Seller Party shall cause the Partnership and the General Partner to amend and restate) the Existing Organizational Documents of the Partnership and the General Partner in a form to be mutually agreed by the Founder and Blackstone (the “Restated Organizational Documents”), and to execute and to deliver the Restated Organizational Documents on or before the Closing, which shall become effective as of the Closing.

2.6 Directors and Senior Management.

(a) At the Closing, the Board of Directors of Argon HoldCo will consist of five members, including (i) the Founder, (ii) three members proposed by the Founder and (iii) one member proposed by Blackstone Group; provided, that the member proposed by Blackstone Group shall (1) be an “independent director” (as defined by rule 303A.02 of the NYSE Listed Company Manual) or any person set forth on Section 2.6(a) of the Acquirer Disclosure Letter, and (2) not be an employee of Blackstone Group or its Affiliates. The term of the Founder shall extend until at least the first annual meeting of stockholders of Argon HoldCo following the Closing, and the term of the member proposed by Blackstone Group shall extend until at least the third annual meeting of stockholders of Argon HoldCo following the Closing.

(b) The Founder shall consult with Blackstone in good faith in making his three proposals of members for the Board of Directors of Argon HoldCo at the Closing pursuant to Section 2.6(a).

(c) At the Closing, the Founder shall be the chief executive officer and chairman of the board of directors of Argon HoldCo. Blackstone shall, or shall cause its Subsidiaries or Affiliates to, take all necessary action to (i) appoint the Founder as the chief executive officer of Argon HoldCo, and (ii) appoint such other executive officers and members of the senior management team of Argon HoldCo as directed by the Founder, in each case, subject to and conditioned upon the Closing.

(d) The Founder shall consult with Blackstone in good faith in selecting the other executive officers and members of the senior management team of Argon HoldCo.

2.7 Separation Transaction. On the terms and subject to the conditions to be set forth in the Separation Agreement, immediately following the Closing, Blackstone (directly and through its Subsidiaries and Affiliates) shall cause the Separation Transaction to be effected in accordance with the terms of such Separation Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

AS TO THE SELLER PARTIES

Except as set forth in the corresponding section of the Seller Disclosure Letter, each of the Seller Parties represents and warrants, severally but not jointly, to Blackstone and the Acquirer that:

3.1 Authority; Non-Contravention.

(a) Such Seller Party has full right, authority and power to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller Party of this Agreement and each of the Ancillary Agreements to which such Seller Party is a party, the performance by such Seller Party of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of such Seller Party. This Agreement and the Ancillary Agreements to which such Seller Party is a party have been (or will have been, when executed) duly and validly executed and delivered by such Seller Party and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute (or will constitute when executed) a valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) injunctive relief and equitable principles, regardless of whether enforcement is sought in equity or at law.

(b) The execution, delivery and performance of this Agreement, and each Ancillary Agreement to which such Seller Party is a party, by such Seller Party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, assuming that all Partnership Regulatory Approvals have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Law, (B) except as set forth in Section 3.1(b) of the Seller Disclosure Letter, require the Consent of or other action by any Person under, violate, result in the termination, cancellation, modification or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which such Seller Party is a party or by which any of his or her properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of such Seller Party, except, in the case of (B) or (C), for any such conflict, violation, termination, cancellation, modification, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

3.2 Ownership Interests of the Partnership and the General Partner. Section 3.2 of the Seller Disclosure Letter accurately sets forth such Seller Party’s record and beneficial ownership of the Acquired Interests as of the date hereof. Such Seller Party has the sole beneficial ownership of and good and valid title to such Acquired Interests. Such Seller Party is not a party to (i) any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Seller Party to sell, transfer or otherwise dispose of, or create any Claim on, any of the Acquired Interests, or (ii) any voting trust, proxy or other Contract (other than the Partnership Agreement) with respect to the voting of any Acquired Interests. Following delivery of the Closing Ownership Schedule, the representations and warranties set forth in this Section 3.2 shall be made with respect to such Closing Ownership Schedule and the ownership of the Acquired Interests reflected therein, mutatis mutandis. Without limiting the foregoing, the Closing Ownership Schedule shall accurately set forth such Seller Party’s record and beneficial ownership of the Acquired Interests immediately prior to the Closing. Such Seller Party will deliver to the Acquirer at Closing, and upon consummation of the Closing the Acquirer will hold, valid title to the Acquired Interests owned by such Seller Party immediately prior to Closing, in each case, free and clear of Claims.

3.3 Agreements.

(a) Except as set forth in Section 3.3(a)(i) of the Seller Disclosure Letter, such Seller Party is not a party to any employment, non-competition, trade secret or confidentiality agreement, arrangement or understanding with any Person other than the Partnership Entities. Section 3.3(a)(ii) of the Seller Disclosure Letter lists all agreements and arrangements to which such Seller Party is a party or by which it is otherwise bound (other than those Ancillary Agreements expressly provided for in this Agreement) relating to the Partnership Business or to such Seller Party’s rights and obligations as a member of the board of managers, member, partner, officer or employee of any Partnership Entity (other than the Existing Organizational Documents or the Restated Organizational Documents). Such Seller Party is not in material violation of any term of the Existing Organizational Documents.

(b) Such Seller Party does not own, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded) in, or serve as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor or Client of the Partnership or any other organization which has or has had a material Contract with any Partnership Entity.

3.4 Legal Compliance.

(a) Such Seller Party is in compliance in all material respects with all Applicable Laws relating to or otherwise affecting the Partnership Business or any Partnership Entity.

(b) Such Seller Party is not being and has never been charged with, threatened in writing with or under investigation with respect to, any material violation of any Applicable Laws relating to or otherwise affecting the Partnership Business or any Partnership Entity or the transactions contemplated hereby.

(c) Such Seller Party is not and has never been subject to any cease-and-desist or other order issued by, is not and has never been a party to any written agreement, consent agreement or memorandum of understanding with, is not and has never been subject to any order or directive (specifically applicable to such Seller Party and not, in each case, generally applicable to the investment banking advisory or private placement industry or similarly situated businesses) by, and is not a recipient of any letter from any self-regulatory organization or other Governmental Authority, that materially adversely affects or otherwise materially restricts the conduct of such Seller Party in connection with the Partnership Business, and such Seller Party is not and has never been threatened in writing with the imposition or receipt of any of the foregoing.

(d) Except as set forth in Section 3.4(d) of the Seller Disclosure Letter, such Seller Party, if required by Applicable Law to be licensed or registered for the activities conducted by it in respect of the Partnership Entities, is and at all times when so required has been duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect. Such Seller Party is not, and has not been, subject to any material disciplinary or other material regulatory compliance Action by a Governmental Authority in respect of any Partnership Entity.

3.5 No Registration. Such Seller Party has been advised that the Argon LP Founder Units to be issued pursuant hereto have not been registered under the Securities Act. Such Seller Party is an “accredited investor,” as such term is defined in Regulation D under the Securities Act, or otherwise has such knowledge and experience in financial and business matters that such Seller Party is capable of evaluating the merits and risks of its investment hereunder. Such Seller Party is aware that it must bear the economic risk of such investment for an indefinite period of time since, in the view of the SEC, the statutory basis for exemption from registration under the Securities Act would not be present if such representation meant merely that the present intention of such Seller Party is to hold these securities for a deferred sale or for any fixed period in the future.

3.6 Receipt for Investment, etc.

(a) Such Seller Party represents that it is receiving the Argon LP Founder Units for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any portion thereof.

(b) Such Seller Party acknowledges that it (i) has conducted its own investigation in connection with the transactions contemplated hereby, (ii) has had access to such financial and other information as such Seller Party deems necessary to make its decision to exchange Acquired Interests for Argon LP Founder Units pursuant to the transactions contemplated hereby, (iii) has been offered the opportunity to ask questions of and request additional information from Blackstone and the Acquirer and has received answers thereto and has received such additional information as such Seller Party deems necessary in connection with the decision to exchange Acquired Interests for Argon LP Founder Units pursuant to the transactions contemplated hereby, (iv) has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Seller Party’s receipt of such units and has the ability to bear the economic risks of holding such units and can afford the complete loss of part or all of such units, and (v) has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to such Seller Party with respect to the transactions contemplated hereby.

3.7 Tax Matters.

(a) Such Seller Party has not, to its knowledge, taken any action, or failed or omitted to take any action, or failed to resist the action of any Third Party that that could reasonably be expected to prevent the relevant transactions of the Argon Reorganization from qualifying for the Intended Tax-Free Treatment, nor knows of any facts or circumstances that could reasonably be expected to prevent the relevant transactions of the Argon Reorganization from qualifying for the Intended Tax-Free Treatment.

(b) Such Seller Party acknowledges that it has no plan or intention to cause any acquisition, sale, exchange, or disposition of (including by merger or otherwise) stock of Argon HoldCo following the Closing (other than as contemplated in this Agreement or the Ancillary Agreements).

(c) Such Seller Party has not entered into any “agreement, understanding, arrangement, or substantial negotiations” (within the meaning of Treasury Regulations Section 1.355-7) regarding the acquisition, sale, exchange, or disposition of (including by merger or otherwise) stock of Argon HoldCo (other than agreements, understandings, arrangements, or substantial negotiations, if any, that result from entering into this Agreement or the Ancillary Agreements).

3.8 Information to be Supplied by the Seller Parties. The information supplied or to be supplied by any Seller Party for inclusion or incorporation by reference in the Argon HoldCo Registration Statement and any other documents required to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby (i) will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable and (ii) shall not, on the date of its filing, at the time it becomes effective under the Securities Act or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Seller Parties with respect to information provided by the Partnership Entities, the Blackstone Parties, Argon HoldCo or the Acquirer specifically for inclusion in, or incorporation by reference into, any such document.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AS TO THE PARTNERSHIP ENTITIES

Except as set forth in the corresponding section of the Seller Disclosure Letter, the Partnership represents and warrants to Blackstone and the Acquirer that:

4.1 Organization; Authority.

(a) Each Partnership Entity has been duly incorporated or formed and is validly existing and in good standing under the Laws of Delaware. Where applicable, each Partnership Entity is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the Partnership Entities has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect. Section 4.1(a) of the Seller Disclosure Letter contains a true and complete list of the Organizational Documents of the Partnership Entities, as in effect as of the date hereof (the “Existing Organizational Documents”). True and complete copies of the Existing Organizational Documents have heretofore been made available to the Acquirer.

(b) Each of the Partnership and the General Partner has full right, authority and power under its respective Organizational Documents to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Partnership and the General Partner of this Agreement and each such Ancillary Agreement, the performance by each of the Partnership and the General Partner of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership action on the part of the Partnership and limited liability action on the part of the General Partner, and no other action on the part of the Partnership or the General Partner, as applicable or any partners or member thereof, is required in connection herewith or therewith.

(c) This Agreement and each such Ancillary Agreement have been (or will have been, when executed) duly and validly executed and delivered by the Partnership and the General Partner and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute (or will constitute, when executed) a valid and legally binding obligation of the Partnership and the General Partner enforceable against each such party in accordance with their respective terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) injunctive relief and equitable principles, regardless of whether enforcement is sought in equity or at law.

4.2 No Conflict; No Consent.

(a) Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, the execution and delivery of this Agreement, and each Ancillary Agreement to which the Partnership or the General Partner is a party, by the Partnership or the General Partner, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of any Partnership Entity; or (ii) assuming that all Partnership Regulatory Approvals have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Law, (B) except as set forth in Section 4.2(a) of the Seller Disclosure Letter, require the Consent of or other action by any Person under, violate, result in the termination, cancellation, modification or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which any Partnership Entity is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of any Partnership Entity, except, in the case of (B) or (C), for any such conflict, violation, termination, cancellation, modification, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

(b) Except (i) for the filing of notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and the expiration or early termination of the applicable waiting period and any necessary filings of notice with and approvals from similar foreign antitrust authorities, if applicable, and (ii) those matters set forth in Section 4.2(b) of the Seller Disclosure Letter (collectively, the “Partnership Regulatory Approvals”), all Governmental Approvals required for the execution, delivery and performance by the Partnership and the General Partner of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby have been, or will have been, at or prior to the Closing, obtained or made.

4.3 Ownership Interests of the Partnership and the General Partner. Section 4.3 of the Seller Disclosure Letter accurately sets forth the Seller Parties’ record ownership of the equity interests in the Partnership and the General Partner as of the date hereof. Such equity interests collectively constitute 100% of the outstanding equity interests in the Partnership and the General Partner. All of such outstanding equity interests in the Partnership and the General Partner are owned directly by the Seller Parties, with good and valid title, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement and the Existing Organizational Documents, and were duly and validly authorized and are validly issued.

4.4 Capitalization; Subsidiaries.

(a) Other than with respect to this Agreement, except for the Acquired Interests, there are no (and, as of the Closing Date, there will be no) (i) authorized, issued, reserved for issuance or outstanding (A) profit participations rights with respect to any Partnership Entity, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any equity interests of any Partnership Entity (including subscriptions, warrants or options of any kind), or (C) rights that are linked to the value of all or any portion of the equity interests of any Partnership Entity (including restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards), (ii) obligations, commitments or agreements to which any Partnership Entity is a party, to repurchase, redeem or otherwise acquire, or to issue, deliver or sell, or cause to be issued, delivered or sold, any equity interests of any Partnership Entity and (iii) outstanding Contracts, rights (including any purchase option, call option, right of first refusal or preemptive or similar rights), obligations, commitments or agreements of any kind with respect to any equity interests of any Partnership Entity to which any Partnership Entity is a party or otherwise bound (including the voting, registration or transfer of the equity interests of any Partnership Entity).

(b) Neither the Partnership nor the General Partner has any direct or indirect Subsidiaries or otherwise directly or indirectly holds any ownership interest, joint venture interest or other investment (whether or not involving control) in any Person, except that (i) the General Partner holds 100% of the GP Interest in the Partnership and PJT Partners LP and (ii) the Partnership holds 100% of the limited partnership interest in PJT Partners LP.

4.5 Financial Statements; Liabilities.

(a) The Partnership has made available to the Acquirer true, correct and complete copies (except for the absence of footnotes and other presentation items) of the following financial statements of the Partnership Entities: the unaudited balance sheets of the Partnership as of December 31, 2013 and June 30, 2014, the unaudited balance sheet of PJT Partners LP as of June 30, 2014, unaudited statements of income and loss of the Partnership for the fiscal year ended December 31, 2013 and for the six months ended June 30, 2014, and an unaudited statement of income and loss of PJT Partners LP for the six months ended June 30, 2014 (collectively, the “Partnership Financial Statements”). The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except for the absence of footnotes and other presentation items in financial statements for interim periods) and fairly present in all material respects the financial position of the Partnership and PJT Partners LP, as applicable, at the respective dates thereof and the income and loss at and for the periods indicated (subject to normal year-end adjustments and periodic quarterly adjustments, in each case, which are not material to the Partnership Entities).

(b) Except as set forth in Section 4.5(b) of the Seller Disclosure Letter, none of the Partnership Entities has any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than Liabilities (i) disclosed or reserved for in the Partnership Financial Statements, (ii) incurred by the Partnership after June 30, 2014 in the ordinary course of operating the Partnership Business that would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect or (iii) incurred in connection with the transactions contemplated by this Agreement.

(c) Except as disclosed in Section 4.5(c) of the Seller Disclosure Letter, none of the Partnership Entities has any Indebtedness.

(d) The General Partner was formed specifically for the purpose of holding a GP Interest in the Partnership and PJT Partners LP and has conducted no operations and incurred no obligations other than those incident to its formation and in connection with the ownership of such interests.

(e) No Partnership Entity is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, registration statements, prospectuses, reports or other documents with the SEC by Law or by Contract.

4.6 Litigation. As of the date of this Agreement, there are no (i) Actions pending or, to the Knowledge of the Founder, threatened before any Governmental Authority brought by or against or affecting any of the Partnership Entities or, to the Knowledge of the Founder, any of their respective officers, directors, partners, or employees in their capacities as such or (ii) outstanding judgments, orders, consents, agreements or decrees of any Governmental Authority against any of the Partnership Entities except, in the case of (i) or (ii), as would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

4.7 Compliance with Laws; Regulatory Matters.

(a) The Partnership Entities and any predecessors are and have at all times been in material compliance with all Applicable Law and no Partnership Entity has been charged or, to the Knowledge of the Founder, is or has been under investigation with respect to any material violations of any Applicable Laws.

(b) The Partnership Entities hold all material permits, consents, exemptions, certificates, licenses, approvals, orders and other authorizations (“Permits”) of each Governmental Authority which are necessary for the operation of the Partnership Business and (i) such Permits are valid and in full force and effect and (ii) none of the Partnership Entities is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any such Permits. None of the Partnership Entities has conducted any business for which any Permit or Permits are or were, at the applicable time, required, unless such Permit was (or such Permits were) validly held at the time of such conduct. Except as set forth in Section 4.7(b) of the Seller Disclosure Letter, as of the date hereof, no Partnership Entity is or has engaged in conduct meeting the definition of “broker” or “dealer” within the meaning of the Exchange Act or any other Applicable Law.

(c) None of the Partnership Entities nor, to the Knowledge of the Founder, their “associated persons” (as that term is defined for purposes of the Exchange Act) are subject to any statutory disqualification, and there is no proceeding pending or, to the Knowledge of the Founder, threatened, which would result in the statutory disqualification of any of the Partnership Entities or such associated person. No Partnership Entity has engaged in any conduct that would require an affirmative answer to any question under Item 11 of Form BD (regardless of whether such Partnership Entity is subject to that form). No associated person has engaged in any conduct that would require an affirmative answer to any question under (i) Item 14 of Form U4 or (ii) Item 7 of Form U5 (regardless of whether such associated person is subject to that form).

(d) None of the Partnership Entities has been named in (i) any regulatory or self-regulatory enforcement Action, (ii) cease and desist order, or (iii) consent and settlement and, to the Knowledge of the Founder, the Partnership Business has not been subject to any formal investigation by a regulatory or administrative body other than ordinary course examinations.

(e) None of the Partnership Entities is or has been at any time an “investment adviser” within the meaning of the Investment Advisers Act or any other Applicable Law or is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(f) None of the Partnership Entities nor, to the Knowledge of the Founder, any Person who is associated with (as such term is defined in the Investment Advisers Act) any Partnership Entity, has during the ten years prior to the date of this Agreement been convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor) or is, or has been during such period subject to, any disqualification that, in either case, would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, and as of the date of this Agreement, there are no proceedings or investigations pending or, to the Knowledge of the Founder, threatened that could result in any such disqualification, denial, suspension or revocation.

(g) Any officers and employees of the Partnership Entities who are required by Applicable Law to be licensed or registered for the activities conducted by them in respect of the Partnership Entities are, and at all times when so required have been, duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect. Such officers and employees are not, and have not been in the three (3) year period prior to the date of this Agreement, subject to any material disciplinary or other material regulatory compliance Action by a Governmental Authority.

(h) Neither any Partnership Entity nor, to the Knowledge of the Founder, any of their respective officers, directors, employees or agents is in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws as a result of having made, offered or authorized any payment or given or offered anything of value directly or indirectly to any officer, employee or representative of a government or any department, agency or instrumentality thereof (including any state owned or controlled enterprise), political party, political campaign or public international organization (a “Government Official”) (including through a friend or family member with personal relationships with Government Officials) for the purpose of influencing an act or decision of the Government Official in such Government Official’s official capacity.

(i) The Partnership has made available to the Acquirer a true, correct and complete copy of the Form NMA and all related documentation submitted by the applicable Partnership Entity to FINRA in connection with its application for membership therein.

4.8 Conduct of Business.

(a) The Partnership was first formed as a Delaware limited liability company with the name “PJT Partners LLC” on August 2, 2013. On August 22, 2013, PJT Partners LLC filed a certificate of amendment to change its name to “PJT LLC”. On August 28, 2013, PJT LLC filed a certificate of amendment to change its name to “PJT Capital LLC”. On May 1, 2014, PJT Capital LLC converted to the Partnership by filling a certificate of conversion, with the General Partner as the general partner of the Partnership.

(b) Since the formation of the Partnership Entities through the date of this Agreement, the Partnership Entities have conducted no business other than the Partnership Business and there has been no change, event, matter, occurrence, state of facts or development affecting any Partnership Entity which has had or would reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.

4.9 Taxes. (i) The Partnership Entities have timely filed all material Tax Returns required to be filed, (ii) all such material Tax Returns are complete and accurate in all material respects, (iii) all material Taxes (whether or not shown on any Tax Return) due and payable by the Partnership Entities or for which the Partnership Entities may be liable as a general partner or otherwise have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of the Partnership Entities, (iv) there are no liens for material Taxes upon the assets of the Partnership Entities except liens (A) relating to current Taxes not yet due or (B) the amount or validity of which is being contested in good faith by appropriate proceedings, (v) all material Taxes which the Partnership Entities are required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Authority or accrued, reserved against and entered on the books of the Partnership Entities in accordance with GAAP, (vi) the Partnership Entities are and have always been classified as partnerships or disregarded entities for U.S. federal, state or local income tax purposes, (vii) the Partnership Entities have no Tax indemnity arrangements or any agreement or arrangement with any other person regarding the filing of Tax Returns or relating to the sharing of tax benefits or liabilities, and the Partnership Entities have never been a member of a consolidated, combined or other affiliated group for the purposes of filing any Tax Return or been subject to any transferee or successor liabilities by contract or otherwise, (viii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Partnership Entities and (ix) there is no Action, now pending or proposed in writing against or with respect to the Partnership Entities in respect of any material Tax.

4.10 Information to be Supplied by the Partnership Entities. The information supplied or to be supplied by any Partnership Entity for inclusion or incorporation by reference in the Argon HoldCo Registration Statement and any other documents required to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby (i) will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable and (ii) shall not, on the date of its filing, at the time it becomes effective under the Securities Act or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Partnership Entities with respect to information provided by the Seller Parties, the Blackstone Parties, Argon HoldCo or the Acquirer specifically for inclusion in, or incorporation by reference into, any such document.

4.11 Material Agreements.

(a) Section 4.11 of the Seller Disclosure Letter sets forth an accurate and complete list of, as of the date hereof, the following Contracts to which any Partnership Entity is a party or by which any of their respective assets or properties are bound or affected (each, a “Material Contract”):

(i) any executory engagement letter and any other similar or related type of agreement associated with the nature of the Partnership Business (each, a “Fee Agreement”) that provides for total payments (whether or not contingent) in excess of $500,000 in the aggregate and any other written arrangement, understanding, pending assignment, pending engagement, or other relationship pursuant to which any Partnership Entity provides or has agreed to provide advisory or other services to Clients or Prospective Clients as to which total payments (whether or not contingent) are reasonably expected to be in excess of $500,000 in the aggregate;

(ii) any Contract (other than a Fee Agreement) with any Person involving aggregate payments or consideration (whether or not contingent) to or from the Partnership Entities of more than $500,000 in any year;

(iii) any Contract under which any Partnership Entity has agreed not to solicit or hire employees of any Person (other than Contracts with respect to research services, research databases, libraries or software, in each case entered into in the ordinary course of business);

(iv) any Contract that (A) contains a “most favored nation” or similar provision, (B) purports to restrict or limit the Partnership Entities, before or after the Closing (or, following the Closing, the Acquirer or any of their respective Affiliates), in their respective business or (C) contains “key person” provisions pertaining to employees of the Partnership Entities;

(v) any Contract (other than a Benefit Plan) to which any Seller Party, on the one hand, and any Partnership Entity, on the other hand, is a party;

(vi) any Contract (including any employment, non-competition, trade secret or confidentiality agreement, arrangement or understanding) purporting to restrict or limit the Founder’s ability to conduct the Partnership Business for or on behalf of the Partnership Entities;

(vii) any Contract with any Governmental Authority; and

(viii) any other Contract that (A) is material to the Partnership or the other Partnership Entities or (B) has a duration in excess of two years and is not terminable without penalty or payment upon no more than 120 days’ prior notice to or by the Partnership.

(b) Each such Material Contract is in full force and effect, and is a valid, legal and binding obligation of the applicable Partnership Entity and, to the Knowledge of the Founder, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or injunctive relief and equitable principles, regardless of whether enforcement is sought in equity or at law. The applicable Partnership Entity and, to the Knowledge of the Founder, each of the other parties to each Material Contract have performed in all material respects all obligations required to be performed by them to date under each Material Contract, and no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default (or has been alleged to constitute a breach or default) by such Partnership Entity or, to the Knowledge of the Founder, any other party thereto under, or result in a right of termination of, or give rise to any right to accelerate or otherwise modify any other right or obligation under, any such Material Contract.

4.12 Title; Properties.

(a) The Partnership Entities have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material assets (real and personal, tangible and intangible) that are used or held for use in connection with the Partnership Business or are reflected on the balance sheet included in the most recent Partnership Financial Statements (collectively, the “Assets”), except for assets disposed of since the date of such balance sheet in the ordinary course of business, in each case free and clear of any Claim other than Permitted Claims. The Assets, together with any additional assets acquired, and not disposed of, since the date of such most recent balance sheet, constitute all of the assets required for or used in the conduct of the Partnership Business in a manner consistent in all material respects with the operation of the Partnership Business as operated as of the date of this Agreement.

(b) Section 4.12(b) of the Seller Disclosure Letter lists all real property leased by the Partnership Entities. The Partnership Entities have a good, exclusive and valid title to the leasehold interest in each of such leased premises (the “Leased Property”). The use and operation of the Leased Property in the conduct of the Partnership Business does not violate in any material respect any Applicable Law, covenant, condition, restriction, easement, Permit or agreement. None of the Partnership Entities owns any real property.

4.13 Insurance. Section 4.13 of the Seller Disclosure Letter lists all insurance policies (including fidelity bonds and other similar instruments) relating to the Partnership Business or the employees, officers or directors (in their capacity as such) of the Partnership Entities. There is no claim by or with respect to any Partnership Entity pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Partnership Entities have otherwise complied in all material respects with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Partnership Entities, and such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since the formation of the Partnership and remain in full force and effect. None of the Partnership Entities has received written notice of, and to the Knowledge of the Founder there is no other threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies to the extent such termination, increase or alteration relates to any Partnership Entity.

4.14 Benefit Plans.

(a) Section 4.14(a) of the Seller Disclosure Letter contains a true and complete list of each material Benefit Plan under which (i) any current or former employee, partner, director or consultant of any Partnership Entity (the “Partnership Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Partnership Entity or (ii) any Partnership Entity has had or has any liability, contingent or otherwise. All such Benefit Plans, other than the Existing Organizational Documents of the Partnership, shall be collectively referred to as the “Partnership Benefit Plans”.

(b) With respect to each material Partnership Benefit Plan, if any, the Partnership has made available to the Acquirer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, as applicable.

(c) (i) Except as set forth in Section 4.14(c) of the Seller Disclosure Letter, each Partnership Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws, rules and regulations; (ii) each Partnership Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) no Partnership Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Partnership Entity, except (A) as required to avoid an excise tax under Section 4980B of the Code or otherwise or (B) as may be required pursuant to any other Applicable Law.

(d) No Partnership Benefit Plan is subject to the funding requirements of Title IV of ERISA or Section 412 of the Code is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Partnership Entities nor any member of their Controlled Groups has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan or other plan subject to Title IV of ERISA or Section 412 of the Code.

(e) With respect to any Partnership Benefit Plan, (i) no Actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Founder, threatened and (ii) to the Knowledge of the Founder, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f) Except as set forth on Section 4.14(f) of the Seller Disclosure Letter, no Partnership Benefit Plan exists that, as a result of the execution of this Agreement and consummation of the transactions pursuant to Article II, will (i) entitle any Partnership Employee to any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Partnership Benefit Plans, or (iii) result in payments under any of the Partnership Benefit Plans which would not be deductible under Section 280G of the Code.

(g) Section 4.14(g) of the Seller Disclosure Letter contains, as of the date hereof, a true and complete list of each outstanding phantom unit or other equity award (including the material terms thereof).

(h) The Partnership Entities are not a party to or bound by any labor agreement, union contract or collective bargaining agreement or other Contract or side letter with a labor union or other labor organization.

4.15 Transactions with Interested Persons. Except (x) as set forth in Section 4.15 of the Seller Disclosure Letter, (y) for employment and ordinary course benefit arrangements and (z) as is not material to the Partnership Business taken as a whole, no Partnership Entity is a party to any transaction or Contract with any of the Seller Parties, any other member of the board of managers, member, partner, officer or employee of such Partnership Entity, any of the respective Immediate Family members of any of the foregoing Persons.

4.16 Founder Agreements. Except as otherwise set forth in Section 4.16 of the Seller Disclosure Letter, since the formation of PJT Partners LLC, the Founder has not performed or provided, or assisted any other Person in performing or providing, services similar to those provided by the Partnership Entities, for any Client or Prospective Client other than for or on behalf of the Partnership Entities. Except as otherwise set forth in Section 4.16 of the Seller Disclosure Letter, the Founder is not party to any written or oral arrangement, understanding, pending assignment, pending engagement, or other relationship pursuant to which the Founder provides or has agreed to provide advisory or other services similar to those provided by the Partnership Entities to Clients or Prospective Clients, other than for or on behalf of the Partnership Entities.

4.17 Intellectual Property. Section 4.17 of the Seller Disclosure Letter lists all Intellectual Property owned (the “Owned Intellectual Property”) by the Partnership Entities that is registered or subject to an application for registration or that is otherwise material to the Partnership Business and all agreements to which any Partnership Entity is a party or by which it is otherwise bound or affected that relate to Intellectual Property. Except as set forth in Section 4.17 of the Seller Disclosure Letter: (a) the applicable Partnership Entity owns or has the valid right to use all material Intellectual Property used in the Partnership Business as currently conducted; (b) such material Intellectual Property is valid, unexpired, subsisting and enforceable; (c) to the Knowledge of the Founder, such material Intellectual Property is not being infringed, misappropriated or violated by any other Person; (d) the conduct of the Partnership Business and the use by the Partnership Entities of Intellectual Property do not and will not materially infringe, misappropriate, or violate the Intellectual Property of any other Person; (e) no Actions are pending, or the Knowledge of the Founder, threatened (including “cease and desist” letters or invitations to license a patent) against any Partnership Entity relating to Intellectual Property and (f) the Partnership Entities have taken all necessary and desirable actions to protect the value and validity of the material Intellectual Property used in the Partnership Business, including trade secrets and confidential information, processes or ways of doing business. The Partnership is the exclusive owner of the Owned Intellectual Property set forth in Section 4.17 of the Seller Disclosure Letter, free and clear of any Claims other than Permitted Claims.

4.18 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Party or any Partnership Entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLACKSTONE PARTIES AND THE ACQUIRER

The Blackstone Parties and the Acquirer, jointly and severally, represent and warrant to the Seller Parties, that, except as set forth in the Acquirer Disclosure Letter:

5.1 Organization; Authority.

(a) Each of the Blackstone Parties, the Acquirer Entities and any Subsidiaries of the Acquirer Entities (after giving effect to the Argon Reorganization) have been or, if not in existence on the date hereof, as of the Closing will be, (i) duly incorporated or formed and (ii) validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Where applicable, each of the Blackstone Parties, the Acquirer Entities and any Subsidiaries of the Acquirer Entities (after giving effect to the Argon Reorganization) is or, if not in existence on the date hereof, as of the Closing will be, (i) duly qualified or licensed as a foreign corporation, partnership or other entity to do business and (ii) in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the Blackstone Parties, the Acquirer Entities and any Subsidiaries of the Acquirer Entities (after giving effect to the Argon Reorganization) has or, if not in existence on the date hereof, as of the Closing will have, full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, individually or in the aggregate, to have an Acquirer Material Adverse Effect.

(b) Each of the Blackstone Parties and the Acquirer Entities has or, if not in existence on the date hereof, as of the Closing will have, full right, authority and power under its respective Organizational Documents to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Blackstone Parties and the Acquirer Entities of this

Agreement and each such Ancillary Agreement, the performance by each of the Blackstone Parties and the Acquirer Entities of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been or, if not in existence on the date hereof, as of the Closing will have been, duly authorized by all necessary action, if any, of the Blackstone Parties or the Acquirer Entities, as applicable and the partners or members thereof, and no other action on the part of the Blackstone Parties or the Acquirer Entities, as applicable, or any partners or member thereof is or, if not in existence on the date hereof, as of the Closing will be, required in connection herewith or therewith.

(c) This Agreement and each such Ancillary Agreements have been (or will have been, when executed) duly and validly executed and delivered by the Blackstone Parties and the Acquirer Entities, as applicable, and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto) constitute (or will constitute, when executed) a valid and legally binding obligation of the Blackstone Parties and the Acquirer Entities enforceable against each such party in accordance with their respective terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) injunctive relief and equitable principles, regardless of whether enforcement is sought in equity or at law.

5.2 No Conflict; No Consent.

(a) Except as set forth in Section 5.2(a) of the Acquirer Disclosure Letter, the execution and delivery of this Agreement and each Ancillary Agreement to which any of the Blackstone Parties or the Acquirer Entities is a party, by such party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of any of the Blackstone Parties, the Acquirer Entities or any Subsidiaries of the Acquirer Entities (after giving effect to the Argon Reorganization); or (ii) assuming that all Acquirer Regulatory Approvals have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Law, (B) require the Consent of or other action by any Person under, violate, result in the termination, cancellation, modification or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which any of the Blackstone Parties, the Acquirer Entities or any Subsidiaries of the Acquirer Entities (after giving effect to the Argon Reorganization) is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of any of the Blackstone Parties, the Acquirer Entities or any Subsidiaries of the Acquirer Entities (after giving effect to the Argon Reorganization), except, in the case of (B) or (C), for any such conflict, violation, termination, cancellation, modification, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to have an Acquirer Material Adverse Effect.

(b) Except for (i) the filing of notice under the HSR Act, and the expiration or early termination of the applicable waiting period and any necessary filings of notice with and approvals from similar foreign antitrust authorities, if applicable, and (ii) the matters set forth in Section 5.2(b) of the Acquirer Disclosure Letter (collectively, the “Acquirer Regulatory Approvals”), all Governmental Approvals required for the execution and delivery of this Agreement and the Ancillary Agreements by each of the Blackstone Parties and the Acquirer Entities, the performance by them of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or will have been, at or prior to the Closing, obtained or made.

5.3 Ownership Interests.

(a) Section 5.3 of the Acquirer Disclosure Letter accurately sets forth the record and beneficial ownership of the equity interests in the Acquirer as of the date hereof, and such equity interests collectively constitute 100% of the outstanding equity interests in the Acquirer. All of the outstanding equity interests in the Acquirer are owned, as of the date hereof, directly or indirectly, by Blackstone or its Affiliates and, immediately prior to the Closing, will be owned by Argon HoldCo and unitholders of Blackstone, in each case, with good and valid title, free and clear of any Claims (other than the restrictions imposed pursuant to the Argon LP Agreement and any related agreement entered into in connection with the transactions contemplated by this Agreement), and were duly and validly authorized and are validly issued.

(b) At such time as the Argon LP Founder Units are issued pursuant to Section 2.2, the Acquirer will issue to the Seller Parties good and marketable title to the Argon LP Founder Units, free and clear of any Claims (other than the restrictions imposed pursuant to the Argon LP Agreement and any related agreement entered into in connection with the transactions contemplated by this Agreement).

(c) At such time as the Argon LP Founder Earn-Out Units are issued pursuant to Section 6.13(d), the Acquirer will issue good and marketable title to the Argon LP Founder Earn-Out Units, free and clear of any Claims (other than the restrictions imposed pursuant to the Argon LP Agreement and any related agreement entered into in connection with the transactions contemplated by this Agreement).

(d) All of the outstanding equity interests in Argon HoldCo will be owned, immediately prior to the Closing, by Blackstone or its Affiliates, with good and valid title, free and clear of any Claims (other than restrictions pursuant to applicable securities laws, the Argon LP Agreement and any related agreement entered into in connection with the transactions contemplated hereby), will be duly and validly authorized, and will be validly issued.

(e) As of the Closing, 100% of the outstanding equity interests in each Subsidiary of Argon HoldCo (other than Acquirer) after giving effect to the Argon Reorganization will be owned, directly or indirectly, by the Acquirer, with good title, free and clear of any Claims (other than the restrictions imposed pursuant to the Argon LP Agreement and any related agreement entered into in connection with the transactions contemplated by this Agreement).

5.4 Capitalization; Subsidiaries. As of the date hereof, there are no (and, as of the Closing Date, except as required or otherwise expressly permitted by this Agreement, the

Employee Matters Agreement, the Framework Agreement, or any Contract contemplated thereby or therein, there will be no) (i) authorized, issued, reserved for issuance or outstanding (A) profit participations rights with respect to the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization), (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any equity interests of the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization) (including subscriptions, warrants or options of any kind), or (C) rights that are linked to the value of all or any portion of the equity interests of the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization) (including restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards), (ii) obligations, commitments or agreements to which the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization) is a party, to repurchase, redeem or otherwise acquire, or to issue, deliver or sell, or cause to be issued, delivered or sold, any equity interests of the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization) and (iii) outstanding Contracts, rights (including any purchase option, call option, right of first refusal or preemptive or similar rights), obligations, commitments or agreements of any kind with respect to any equity interests of the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization) to which any of the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization) is a party or otherwise bound (including the voting, registration or transfer of the equity interests of the Acquirer Entities or any Subsidiary thereof (after giving effect to the Argon Reorganization)).

5.5 Financial Statements; Liabilities.

(a) Section 5.5(a) of the Acquirer Disclosure Letter sets forth true, correct and complete copies (except for the absence of footnotes and other presentation items) of drafts of the following financial statements of the Argon Business: the proposed audited combined statements of financial condition as of December 31, 2013 and 2012 and combined statements of operations, comprehensive loss, changes in parent company equity and cash flows for the fiscal years ended December 31, 2013, 2012 and 2011 and the proposed unaudited condensed combined statements of financial condition, operations, comprehensive loss, parent company equity and cash flows as of and for the six months ended June 30, 2014 (collectively, the “Draft Argon Financial Statements”). The Argon Financial Statements will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be set forth in the notes thereto, and except for the absence of footnotes and other presentation items in financial statements for interim periods) and will fairly present in all material respects the consolidated financial position of the Argon Business at the respective dates thereof and the combined financial condition, operations, comprehensive loss, changes in parent company equity and cash flows at and for the periods indicated (subject to normal year-end adjustments and periodic quarterly adjustments, in each case, which are not material to the Acquirer). The Argon Financial Statements will be consistent in all material respects with the Draft Argon Financial Statements.

(b) The Acquirer was formed specifically for the purpose of the transactions contemplated hereby and as of the date hereof has conducted no operations and incurred no obligations other than those incident to its formation and in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Except as set forth in Section 5.5(c) of the Acquirer Disclosure Letter, the Acquirer has no Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP other than Liabilities (i) disclosed or reserved for in the Argon Financial Statements, (ii) incurred by the Acquirer after June 30, 2014 in the ordinary course of operating the Argon Business that would not reasonably be expected, individually or in the aggregate, to have an Acquirer Material Adverse Effect or (iii) incurred in connection with the transactions contemplated by this Agreement.

(d) Except as disclosed in Section 5.5(d) of the Acquirer Disclosure Letter, none of the Acquirer Entities has any Indebtedness.

(e) As of the date hereof, no Acquirer Entity is, and as of the Closing no Acquirer Entity (other than Argon HoldCo) will be, subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, registration statements, prospectuses, reports or other documents with the SEC by Law or by Contract.

5.6 Litigation. As of the date of this Agreement, there are no (i) Actions pending or, to the Knowledge of Acquirer, threatened before any Governmental Authority brought by or against or affecting any of Acquirer or Blackstone or, to the Knowledge of Acquirer, any of their respective officers, directors, partners, or employees in their capacities as such or (ii) outstanding judgments, orders, consents, agreements or decrees of any Governmental Authority against any of the Acquirer or Blackstone except, in the case of (i) or (ii), as would not reasonably be expected, individually or in the aggregate, to have an Acquirer Material Adverse Effect.

5.7 Compliance with Laws; Regulatory Matters.

(a) The Acquirer Entities, their Subsidiaries (after giving effect to the Argon Reorganization) and their respective predecessors are and have at all times been in material compliance with all Applicable Law and neither the Acquirer Entities nor any of their Subsidiaries (after giving effect to the Argon Reorganization) has been charged or, to the Knowledge of Acquirer, are or have been under investigation with respect to any material violations of any Applicable Laws.

(b) On the Closing Date, the Acquirer (directly or through one or more of its Subsidiaries) will hold all Permits of each Governmental Authority which are necessary for the operation of the Argon Business and (i) such Permits will be valid and in full force and effect and (ii) to the Knowledge of Acquirer, as of the Closing Date, none of the Acquirer Entities or any Subsidiary of the Acquirer Entities (after giving effect to the Argon Reorganization) is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any such Permits.

(c) None of the Acquirer Entities or any Subsidiary of the Acquirer Entities (after giving effect to the Argon Reorganization) has been named in (i) any regulatory or self-regulatory enforcement Action, (ii) cease and desist order or (iii) consent and settlement and, to the Knowledge of Acquirer, the Argon Business has not been subject to any formal investigation by a regulatory or administrative body other than ordinary course examinations

(d) None of the Acquirer Entities or any Subsidiaries thereof nor, to the Knowledge of Acquirer, their “associated persons” (as that term is defined for purposes of the Exchange Act and, for purposes of this clause (d), giving effect to the Separation Transaction) are subject to any statutory disqualification, and there is no proceeding pending or, to the Knowledge of Acquirer, threatened, which would result in the statutory disqualification of any of the Acquirer Entities or any Subsidiary thereof or such associated person. Except as is not material to the Argon Business taken as a whole, no such associated person has engaged in any conduct that would require an affirmative answer to any question under (i) Item 14 of Form U4 or (ii) Item 7 of Form U5 (regardless of whether such associated person is subject to that form). No Acquirer Entity or any Subsidiary thereof has engaged in any conduct that would require an affirmative answer to any question under Item 11 of Form BD (regardless of whether such Acquirer Entity is subject to that form).

(e) Neither any Acquirer Entity nor, to the Knowledge of Acquirer, any of their respective Subsidiaries, officers, directors, employees or agents is in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws as a result of having made, offered or authorized any payment or given or offered anything of value directly or indirectly to any Government Official (including through a friend or family member with personal relationships with Government Officials) for the purpose of influencing an act or decision of the Government Official in such Government Official’s official capacity.

5.8 Conduct of Business. From January 1, 2014 through the date of this Agreement, there has been no change, event, matter, occurrence, state of facts or development affecting the Argon Business which has had or would reasonably be expected, individually or in the aggregate, to have an Acquirer Material Adverse Effect.

5.9 Information to be Supplied. The information supplied or to be supplied by the Blackstone Parties or the Acquirer Entities for inclusion or incorporation by reference in the Argon HoldCo Registration Statement and any other documents required to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby (i) will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable and (ii) shall not, on the date of its filing, at the time it becomes effective under the Securities Act or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Blackstone Parties or the Acquirer with respect to information provided by the Seller Parties or the Partnership Entities specifically for inclusion in, or incorporation by reference into, any such document.

5.10 Transactions with Interested Persons. Except (x) as set forth in Section 5.10 of the Acquirer Disclosure Letter, (y) for employment and ordinary course benefit arrangements and (z) as is not material to the Argon Business, taken as a whole, no Acquirer Entity is a party to any transaction or Contract with a Blackstone Party, any other member of the board of managers, member, partner, officer or employee of such Acquirer Entity, any of the respective Immediate Family members of any of the foregoing Persons.

5.11 Pipeline. Blackstone Group has provided pipeline and current project information to the Partnership reflecting, as of the date hereof, the activities, and Blackstone Group’s good faith belief as to the future prospects, of BAP (as it relates to the Argon Business) (the “BAP Report”). The BAP Report was prepared in in the ordinary course of business and is designed to reflect in all material respects Blackstone Group’s good faith belief, as of the date of the BAP Report, as to the current and future revenue opportunities of BAP (as it relates to the Argon Business) on the basis of a forward forecast made in Blackstone’s good faith judgment.

5.12 Sufficiency of Assets. As of immediately prior to the Closing and after giving effect to the terms of the Separation Agreement and such other agreements contemplated thereby, including the Argon Reorganization, the assets, properties and rights of the Acquirer and its Subsidiaries (as applicable), together with the licenses, services and other rights made available pursuant to the Transition Services Agreement and the other agreements contemplated by the Separation Agreement, will constitute all of the assets required to permit the Acquirer and its Subsidiaries to operate the Argon Business independent from Blackstone and its Subsidiaries following the Closing in all material respects (i) in compliance with Applicable Law and (ii) in a manner consistent with the operation of the Argon Business as of immediately prior to the Closing.

5.13 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Seller Parties or the Acquirer Entities or any of their Subsidiaries (after giving effect to the Argon Reorganization) will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquirer.

ARTICLE VI

COVENANTS

6.1 Conduct of Business of the Partnership Entities.

(a) During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement (including the matters described on Section 6.1 of the Seller Disclosure Letter) and the Ancillary Agreements or as the Acquirer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), each Seller Party, the Partnership and the other Partnership Entities shall (and each Seller Party shall cause the Partnership Entities to) conduct the Partnership Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact the present business operations, organization and goodwill of the Partnership Business, and preserve the relationships with Clients, employees and others having business relationships with the Partnership Business, including, where applicable, by enforcing any covenants or other agreements in favor of any Partnership Entity with respect to all agreements and arrangements listed on Section 3.3 of the Seller Disclosure Letter. Without limiting the generality of the foregoing, except (A) for the matters described on Section 6.1 of the Seller Disclosure Letter and (B) as otherwise expressly contemplated by this Agreement, the Framework Agreement and the Ancillary Agreements, without the Acquirer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), none of the Partnership Entities shall (and each Seller Party shall cause the Partnership Entities to not), take any of the actions set forth below:

(i) adopt or propose any change in the Organizational Documents of any Partnership Entity, except as required by Applicable Law or the Restated Organizational Documents, or form any Subsidiaries;

(ii) (A) issue any equity interests, equity equivalents or other interests in any Partnership Entity (other than in connection with any Partnership New Hire Issuance) or (B) declare, set aside or pay any cash dividends on, or make any cash distribution in respect of any interests in, provided, that nothing in clause (A) of this sentence shall prohibit the Founder from transferring limited partnership interests in the Partnership to a Partnership Equity Participant in accordance with Section 6.11(c) and, provided further, that nothing in clause (B) of this sentence shall prohibit the Founder from declaring, setting aside or paying any cash dividends on or making any cash distribution in respect of any interests so long as such dividend or distribution would not result in a balance of less than $1.5 million in cash on the balance sheet of the Partnership at Closing;

(iii) (A) incur, assume, guarantee, refinance or become obligated with respect to any Indebtedness that will not be repaid at or prior to the Closing, (B) other than in the ordinary course, enter into any swap or hedging transaction or other derivative agreements applicable to any Partnership Entity, or (C) other than in the ordinary course, make any loans, capital contributions, advances or other investments in or to any Person;

(iv) sell, license or dispose of, or subject to any Claim, other than a Permitted Claim, any of the Assets, other than in the ordinary course of business;

(v) acquire (including by merger) another business or entity or equity interests or other interests of any other Person or any material assets;

(vi) make any capital expenditures with respect to the Partnership Entities that would impose material Liabilities on any Partnership Entity after the Closing;

(vii) settle, compromise, discharge or agree to settle any Action, except where such Action is not reasonably likely to result in the imposition of injunctive relief against the Partnership Entities or the Partnership Business;

(viii) change or revoke any Tax election (including any election relating to the entity classification of the Partnership Entities for U.S. federal income Tax purposes), enter into any closing agreement, or settle or compromise any proceeding with respect to any Tax or Tax Return;

(ix) wind up, terminate or dissolve any Partnership Entity; or

(x) permit, authorize any of, or commit or agree to take any of, the foregoing actions.

(b) In connection with the continuing operation of the Argon Business and the Partnership Business from the date hereof to the Closing, the Founder shall, to the extent permitted by Applicable Law, upon the reasonable request of the Acquirer, consult in good faith with the Acquirer regarding material developments relating to the Partnership Business and the Partnership Entities. Each of the Seller Parties acknowledges that any such consultation shall not constitute a waiver by the Acquirer of any rights it may have under this Agreement (and that the Acquirer shall not have any Liability or responsibility for any actions of the Partnership Entities or Seller Parties with respect to matters that are the subject of such consultations). The Seller Parties shall (and shall cause the Partnership Entities to) ensure that all broadly-disseminated written communications to Clients relating to (i) the transactions contemplated by this Agreement or (ii) the Acquirer or its Affiliates shall be jointly reviewed and approved by the Founder and Blackstone (such review to be conducted promptly and such approval not to be unreasonably withheld, conditioned or delayed).

6.2 Conduct of Business of the Argon Business.

(a) During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement (including the matters described on Section 6.2 of the Acquirer Disclosure Letter) and the Ancillary Agreements or as the Founder otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Blackstone Parties and the Acquirer shall (and Blackstone Group shall cause its Subsidiaries to) conduct the Argon Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact the present business operations, organization and goodwill of the Argon Business, and preserve the relationships with clients, employees and others having business relationships with the Argon Business. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement (including the matters described on Section 6.2 of the Acquirer Disclosure Letter), the Framework Agreement and the transactions contemplated hereby and thereby (including the Argon Reorganization and Separation Transaction), without the Founder’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Blackstone Group shall not (and Blackstone Group shall cause the Acquirer to not), take any of the actions set forth below with respect to the Argon Business:

(i) adopt or propose any change in the Organizational Documents of the Acquirer Entities (except as required by Applicable Law), or form any Subsidiaries;

(ii) issue any equity interests, equity equivalents or other interests in the Acquirer Entities;

(iii) (A) incur, assume, guarantee, refinance or become obligated with respect to any Indebtedness that will not be repaid at or prior to the Closing, (B) enter into any swap or hedging transaction or other derivative agreements applicable to the Acquirer Entities, or (C) make any loans, capital contributions, advances or other investments in or to any Person;

(iv) sell, license or dispose of, or subject to any Claim, other than a Permitted Claim, any of the assets of the Argon Business, other than in the ordinary course of business;

(v) acquire (including by merger) another business or entity or equity interests or other interests of any other Person or any material assets other than in the ordinary course of business;

(vi) make any capital expenditures with respect to the Acquirer Entities or the Argon Business that would impose material Liabilities on the Acquirer Entities or the Argon Business after the Closing;

(vii) settle, compromise, discharge or agree to settle any Action, except where such Action is not reasonably likely to result in the imposition of injunctive relief against the Acquirer Entities or the Argon Business;

(viii) change or revoke any Tax election (including any election relating to the entity classification of the Acquirer Entities for U.S. federal income Tax purposes), enter into any closing agreement, or settle or compromise any proceeding with respect to any Tax or Tax Return;

(ix) wind up, terminate or dissolve the Acquirer Entities; or

(x) permit, authorize any of, or commit or agree to take any of, the foregoing actions.

(b) In connection with the continuing operation of the Argon Business and the Partnership Business from the date hereof to the Closing, Blackstone shall, to the extent permitted by Applicable Law, upon the reasonable request of the Founder consult in good faith with the Founder regarding material developments relating to the Argon Business and the Acquirer. Blackstone and the Acquirer acknowledge that any such consultation shall not constitute a waiver by the Seller Parties or the Partnership Entities of any rights they may have under this Agreement (and that the Founder shall not have any Liability or responsibility for any actions of Blackstone or the Acquirer with respect to matters that are the subject of such consultations). Blackstone and the Acquirer shall ensure that all broadly-disseminated written communications to clients of the Argon Business relating to (i) the transactions contemplated by this Agreement or (ii) the Seller Parties or the Partnership Entities shall be jointly reviewed and approved by the Founder and Blackstone (such review to be conducted promptly and such approval not to be unreasonably withheld, conditioned or delayed).

6.3 Efforts to Close; Integration.

(a) Blackstone and the Acquirer shall cooperate and use reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the Seller Parties’ obligations hereunder (including, for the avoidance of doubt, the conditions set forth in Section 7.1) and the Partnership Entities and each Seller Party shall (and shall cause the Partnership Entities to) cooperate and use reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the Acquirer’s obligations hereunder (including, for the avoidance of doubt, the conditions set forth in Section 7.1).

(b) Between the date of this Agreement and the Closing Date, Blackstone and the Founder shall cooperate in good faith to plan for the integration of the operations of the Partnership Business and the Argon Business and the coordination of their related operations on a timely basis from and after the Closing, including (i) with respect to the transition of management responsibilities within the Argon Business in preparation for the assumption by the Founder of the role of chief executive officer of Argon HoldCo following the Closing, (ii) to establish employee retention and transition incentive programs with respect to the employees of the Partnership Business and the Argon Business and (iii) with respect to the formulation and dissemination of all internal and external communications and announcements relating to the impact on employees of the Partnership Business and the Argon Business of the transactions contemplated hereby and the integration of operations.

(c) In order to facilitate planning for the integration of the operations of the Partnership Business and the Argon Business and to permit the coordination of their related operations on a timely basis from and after the Closing, and in an effort to accelerate to the earliest time possible after the Closing the realization of the benefits expected to be realized as a result of the transactions contemplated hereby, Blackstone and the Founder, in addition to the matters set forth in Section 6.3(b), shall consult on strategic and operational matters relating to the integration of the Partnership Business and the Argon Business, including with respect to matters attendant to Argon HoldCo being a publicly traded corporation following the Closing, in all cases only to the extent such consultation is not in violation of Applicable Law. In furtherance of the foregoing, between the date of this Agreement and the Closing Date, (i) Blackstone shall, subject to applicable confidentiality and regulatory restrictions, inform the Founder prior to the financial and strategic advisory businesses of BAP entering into a new executory engagement letter or any other similar or related type of agreement that would constitute part of the Argon Business, and (ii) the Founder and Blackstone will consult with each other periodically or otherwise establish appropriate procedures to assess, in a manner that comports with Applicable Law and any applicable confidentiality obligations of the parties, whether any actual or potential conflicts of interest could arise from entering into new client engagements, and in the event such an actual or potential conflict is identified, the Founder and Blackstone shall use their respective reasonable best efforts to prepare an integration plan to resolve such actual or potential conflict.

(d) Subject to the conditions and upon the terms of this Agreement and, where applicable, the Separation Agreement, each of the Blackstone Parties, the Acquirer Entities, each Seller Party and the Partnership Entities shall use reasonable best efforts (subject to, and in accordance with, Applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under Applicable Law to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall (i) use reasonable best efforts to do all things necessary, proper or advisable under Applicable Law to carry out the intent and purposes of the Framework Agreement, the Separation Agreement and the other Ancillary

Agreements, and the transactions contemplated thereby, including the Argon Reorganization and the Separation Transaction, (ii) use reasonable best efforts to obtain consents as may be required to be obtained from any Third Party to any Material Contract that are required to be obtained from such Third Party (pursuant to such Material Contract, or otherwise) in connection with the transactions contemplated hereby (provided, that other than fees and disbursements of outside counsel and any other advisors, no party shall be required to make any payment, commit to any Third Party on behalf of itself or any of its Subsidiaries to assume any material obligations or offer or grant any material concession to obtain any such consent), (iii) reasonably cooperate with the other parties to execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other parties to evidence or reflect the transactions contemplated hereby (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the transactions contemplated hereby and (v) give any notices required to be made and given by such party in connection with the transactions contemplated hereby; provided, that notwithstanding anything herein to the contrary, the parties shall not be obligated to agree to accept any term or condition to the extent that the effectiveness or consummation of such term or condition would be required prior to the Closing.

(e) During the period from the date hereof through the Closing Date, except with the prior written consent of the Acquirer, no Seller Party and no Partnership Entity shall (and each Seller Party shall cause the Partnership Entities to not) and, except with the prior written consent of the Founder, each of the Blackstone Parties and the Acquirer shall not, take any action, or fail to take any action, that would, or would reasonably be expected to, (i) result in any of their respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (ii) result in a material violation of any provision of this Agreement; or (iii) materially delay the Closing or the satisfaction of any condition precedent to the Closing.

6.4 Regulatory Approvals.

(a) The Acquirer and the Seller Parties shall (and Blackstone shall cause the Acquirer to and each Seller Party shall cause the Partnership Entities to) cooperate with each other and use reasonable best efforts to:

(i) as soon as practicable after the date hereof, (A) make their respective filings and thereafter make any required submissions under the HSR Act, and (B) obtain all Governmental Approvals and satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such Governmental Approvals, including the Acquirer Regulatory Approvals and the Partnership Regulatory Approvals; and

(ii) furnish to the Acquirer, on the one hand, and the Partnership, on the other hand, all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any competition, antitrust, foreign investment or similar Law, and in connection with resolving any investigation or other inquiry by any Governmental Authority under any competition, antitrust, foreign investment or similar Laws with respect to the transaction contemplated by this Agreement. The Acquirer and the Founder shall (and Blackstone shall cause the Acquirer to and each Seller Party shall cause the Partnership Entities to) promptly inform the other parties hereto of any communication with any Governmental Authority regarding a request for Consent from such Governmental Authority with respect to any competition, antitrust, foreign investment or similar Law and any proposed understanding, undertaking or agreement with any Governmental Authority with respect to any competition, antitrust, foreign investment or similar Law. Without the prior consent of the Acquirer, no Seller Party shall (and each Seller Party shall cause the Partnership Entities to not) agree orally or in writing to any concessions in any commercial arrangements or to any loss of rights (whether to have effect prior to or after the Closing), in each case, relating to the Partnership Business or the Partnership Entities in connection with obtaining any such Governmental Approval. The Acquirer and the Seller Parties shall not (and Blackstone shall cause the Acquirer to and each Seller Party shall cause the Partnership Entities to not) participate in any meeting with any Governmental Authority in respect of any Governmental Approval with respect to any competition, antitrust, foreign investment or similar Law with respect to the transactions contemplated by this Agreement without giving the other parties hereto prior notice of the meeting and an opportunity to participate to the extent permitted by Applicable Law.

(b) The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act or other request for Governmental Approval with respect to any competition, antitrust, foreign investment or similar Law (except documents or portions thereof for which confidential treatment has been requested or given).

(c) Each of the Acquirer and the Partnership shall (i) give the other party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other party informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby. The Acquirer, the Blackstone Parties, the Seller Parties and the Partnership Entities agree and acknowledge that, notwithstanding anything to the contrary in this Section 6.4 or in Section 6.3 (but subject to the actions permitted under Section 6.1), in connection with any filing or submission required, action to be taken or commitment to be made by the Acquirer or any Partnership Entity or their respective Affiliates to consummate the transactions contemplated hereby, (A) the Partnership Entities shall not, without the Acquirer’s prior written consent, (w) sell, divest or dispose of any assets of the Partnership

Entities, (x) license any Intellectual Property of any Partnership Entity, (y) commit to any sale, divestiture or disposal of businesses or assets of the Partnership Entities, or any license of any Intellectual Property of any Partnership Entity, or (z) take any other action or commit to take any action that would limit Blackstone’s, the Acquirer’s, the Seller Parties’ or the Partnership Entities’ or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses or assets or Intellectual Property, and (B) the Acquirer Entities shall not, without the Founder’s prior written consent, (w) sell, divest or dispose of any assets of the Acquirer Entities, (x) license any Intellectual Property of any Acquirer Entity, (y) commit to any sale, divestiture or disposal of businesses or assets of the Acquirer Entities, or any license of any Intellectual Property of any Acquirer Entity, or (z) take any other action or commit to take any action that would limit Blackstone’s, the Acquirer’s, the Seller Parties’ or the Partnership Entities’ or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses or assets or Intellectual Property; provided that the Acquirer Entities shall not be obligated to take any action the effectiveness of which is not conditioned on the Closing occurring.

6.5 Access and Information.

(a) From the date hereof to the Closing Date, the Seller Parties shall, and shall cause the Partnership Entities and their officers, directors, employees, counsel, financial advisors, auditors, consultants, agents (including any placement agents), any associated person and other representatives (collectively, the “Representatives”) to, permit the Acquirer and its Representatives to have reasonable access to the Partnership Business and the Partnership Entities; provided that the Partnership Entities shall not be required to violate any confidentiality obligations, cause the risk of loss of any legal privileges or violate any Applicable Law in providing such access. Such access shall only occur during normal business hours upon reasonable advance notice by the Acquirer to the Partnership’s Representative and shall be conducted in a manner that does not unreasonably interfere with the operations of the Partnership.

(b) From the date hereof to the Closing Date, the Blackstone Parties and the Acquirer shall, and shall cause their Representatives to, permit the Seller Parties and their Representatives to have reasonable access to the Argon Business and the Acquirer; provided that the Blackstone Parties and the Acquirer shall not be required to violate any confidentiality obligations, cause the risk of loss of any legal privileges or violate any Applicable Law in providing such access. Such access shall only occur during normal business hours upon reasonable advance notice by the Founder to the Acquirer’s Representative and shall be conducted in a manner that does not unreasonably interfere with the operations of the Argon Business.

6.6 Public Announcements. Upon execution and delivery of this Agreement, Blackstone Group and the Partnership shall jointly issue a press release in the form approved by them prior to the date hereof. Except for such press release, each of the Blackstone Parties and the Founder will consult with the other before issuing any other press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the terms hereof, and no party hereto shall, without the prior consent of Blackstone and the Founder (which consent will not be unreasonably withheld, delayed or conditioned), issue any such press release or make any such public statement with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, except as may be required by Applicable Law or regulation (including any New York Stock Exchange or other regulatory requirement).

6.7 Regulatory Matters.

(a) The Seller Parties shall notify the Acquirer and Blackstone promptly if any regulatory or administrative body (i) withdraws, suspends, revokes, or places any limitation on any Permit of the Partnership Entities, (ii) names any of the Partnership Entities in any regulatory or self-regulatory enforcement Action, (iii) informs any of the Partnership Entities of the intention to commence any regulatory or self-regulatory enforcement Action, or (iv) denies, or recommends the withdrawal of, any application for any Permit of the Partnership Entities. Blackstone and the Acquirer shall notify the Seller Parties promptly if any regulatory or administrative body (i) withdraws, suspends, revokes, or places any limitation on any Permit of the Acquirer Entities, (ii) names any of the Acquirer Entities in any regulatory or self-regulatory enforcement Action, (iii) informs any of the Acquirer Entities of the intention to commence any regulatory or self-regulatory enforcement Action, or (iv) denies, or recommends the withdrawal of, any application for any Permit of the Acquirer Entities.

(b) The Seller Parties shall notify the Acquirer and Blackstone promptly if any event occurs (i) in respect of any Partnership Entity that would require an affirmative answer to any question under Item 11 of Form BD or, (ii) in respect of any associated person that would require an affirmative answer to any question under Item 14 of Form U4 or Item 7 of Form U5 (in each case regardless of whether such Partnership Entity or associated person is subject to such form). Blackstone and the Acquirer shall notify the Seller Parties promptly if any event occurs (i) in respect of any Acquirer Entity that would require an affirmative answer to any question under Item 11 of Form BD or, (ii) in respect of any associated person that would require an affirmative answer to any question under Item 14 of Form U4 or Item 7 of Form U5 (in each case regardless of whether such Acquirer Entity or associated person is subject to such form).

6.8 Notice. Until the Closing, the Seller Parties, on the one hand, and Blackstone and the Acquirer, on the other hand, shall notify each other in writing of the occurrence of any event, circumstance, fact or occurrence that will, or is reasonably likely to, result in a breach of any representation or warranty or covenant set forth in in this Agreement, or any of the conditions to Closing set forth in Article VII of this Agreement becoming incapable of being satisfied. No notice or other information provided to any party pursuant to the terms of this Section 6.8 shall affect or limit the representations and warranties of the parties set forth in this Agreement, or the conditions to Closing set forth in Article VII.

6.9 Preparation of SEC Filings.

(a) As promptly as practicable following the date hereof, to the extent such filings are required by Applicable Law, the Acquirer and the Partnership shall jointly prepare and file with the SEC the Argon HoldCo Registration Statement and the parties hereto shall use their reasonable best efforts to take such other actions and file such other securities-related documents as may be applicable to the transactions contemplated hereby, the Argon Reorganization and the Separation Transaction (including pursuant to any applicable state securities Laws). The parties hereto shall use their respective reasonable best efforts to have the Argon HoldCo Registration Statement and any other securities-related filings that may be required in connection with the transactions contemplated hereby, the Argon Reorganization and the Separation Transaction declared effective under the Exchange Act or Securities Act, as applicable, as promptly as reasonably practicable and advisable after such filing. No filing of, or amendment or supplement to, the Argon HoldCo Registration Statement shall be made by any party hereto, in each case, without the approval of the Acquirer; provided, that (i) the Acquirer shall consult with the Founder prior to granting such approval, (ii) the Founder and his Representatives shall have a reasonable opportunity to review and comment thereon and (iii) the Acquirer shall consider any such comments in good faith.

(b) The Seller Parties shall provide all cooperation reasonably requested by the Acquirer or Blackstone in connection with the preparation of the Argon Holdco Registration Statement, including (x) furnishing to the Acquirer as promptly as practicable after the date hereof all audited and unaudited consolidated balance sheets, income statements and statements of cash flows of the Partnership, for all periods required by the SEC in connection with the Argon HoldCo Registration Statement, and (y) furnishing to the Acquirer audited and unaudited financial statements of the Partnership in respect of subsequent periods by a date that is not later than 60 days after the end of the relevant fiscal year (in the case of such audited financial statements) and not later than 30 days after the end of the relevant fiscal quarter (in the case of such unaudited financial statements), in each case together with the notes thereto, prepared in accordance with GAAP, and which present fairly in all material respects the consolidated financial position and results of operations as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) The Acquirer shall furnish all information concerning Argon HoldCo, the Blackstone Parties and the Acquirer, and the Partnership shall (i) furnish all information concerning the Seller Parties and the Partnership Entities, as may be reasonably requested and (ii) make reasonably available the management, personnel, records, auditors of such party, and work papers related to the audits of such party, as applicable, in connection with the preparation and filing of the Argon HoldCo Registration Statement and any other securities-related filings that may be required in connection with the transactions contemplated hereby, the Argon Reorganization and the Separation Transaction, including, in each case, such financial and other information necessary to prepare such “pro forma” financial statements as may be required by Article 11 of Regulation S-X. If at any time prior to the Closing any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Argon HoldCo Registration Statement or any other securities-related filings that may be required in connection with the transactions contemplated hereby, the Argon Reorganization and the Separation Transaction, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties thereof and the parties hereto shall jointly promptly prepare and file with the SEC an appropriate amendment or supplement describing such information.

(d) The parties hereto shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Argon HoldCo Registration Statement or any other securities-related filings that may be required in connection with the transactions contemplated hereby, the Argon reorganization and the Separation Transaction or for additional information and shall supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall respond as promptly as practicable to any such comments or requests.

6.10 NYSE Listing. The parties hereto shall use their respective reasonable best efforts to cause the Class A Shares to be issued in connection with the Separation Transaction to be listed on the NYSE as of the Closing, subject to official notice of issuance.

6.11 No-Shop; Transfer of Interests.

(a) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VIII, each Seller Party shall not (and shall cause the Partnership Entities and their respective Representatives to not) (i) solicit, initiate or knowingly encourage any Partnership Acquisition Proposal from any Person (other than the Blackstone Parties, the Acquirer and their Representatives), (ii) engage in discussions or negotiations in respect of a Partnership Acquisition Proposal, (iii) furnish or cause to be furnished to any Person, any information concerning the business, operations, properties or assets of the Seller Parties or the Partnership Entities in connection with a Partnership Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VIII, the Blackstone Parties shall not (and shall cause the Acquirer Entities and their respective Representatives to not) (i) solicit, initiate or knowingly encourage any Acquirer Acquisition Proposal from any Person (other than the Seller Parties and their Representatives), (ii) engage in discussions or negotiations in respect of an Acquirer Acquisition Proposal, (iii) furnish or cause to be furnished to any Person, any information concerning the business, operations, properties or assets of the Acquirer or the Acquirer Entities in connection with an Acquirer Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VIII, except for the transactions contemplated by this Agreement, none of the Seller Parties shall, directly or indirectly, sell, transfer, convey or otherwise transfer any Acquired Interests or create or incur any Claim on any Acquired Interest without the prior written consent of the Acquirer, provided that after the date hereof and prior to the Closing (i) the Founder may transfer any Acquired Interest to any officer, director or employee of the Partnership Entities and (ii) any Seller Party may transfer any Acquired Interest to a Permitted Transferee, provided further that such transfer shall be conditioned on such transferee delivering to the Acquirer and the Partnership a joinder to this

Agreement in form reasonably satisfactory to the Acquirer pursuant to which such transferee shall agree to become a party to this Agreement as a “Partnership Equity Participant.” The Founder or such Seller Party shall notify the Acquirer at least two (2) Business Days prior to occurrence of any such proposed transfer, and no such transfers may take place following delivery of the Closing Allocation Schedule to the Acquirer pursuant to Section 2.4(a).

6.12 Confidentiality. Each party hereto acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Without limiting the parties’ respective obligations under any of the Ancillary Agreements, effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the Argon Business and the Partnership Business, which shall continue in accordance with the terms of the Confidentiality Agreement. If this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

6.13 Partner Agreements; Founder Earn-Out Units.

(a) As of the date hereof, the Founder and each Person listed on Section 6.13(a) of the Acquirer Disclosure Letter has executed and delivered the applicable form of Partner Agreement, which will become effective pursuant to its terms as of the Closing Date.

(b) Set forth on Section 6.13(b) of the Seller Disclosure Letter is the amount of the aggregate number of Argon LP Founder Earn-Out Units expected as of the date hereof (i) to be issued at the Closing to the Founder (“Minimum Founder Earn-Out Allocation”), (ii) to be issued at the Closing, in the aggregate, to the other Seller Parties as of the date hereof (“Minimum Seller Earn-Out Allocation”) and (iii) that are unallocated as of the date hereof but will be allocated (at the discretion of the Founder) among, and issued at the Closing to, the Founder, the other Seller Parties as of the date hereof, employees of the Partnership Entities, and/or such other persons who become Partnership Equity Participants or employees of the Partnership Entities after the date hereof and prior to delivery of the Closing Earn-Out Allocation Schedule.

(c) The Founder shall deliver to the Acquirer, no less than fifteen (15) Business Days prior to the expected Closing Date, an amended Section 6.13(b) of the Seller Disclosure Letter setting forth the number of Argon LP Founder Earn-Out Units (which in the aggregate shall be equal to the number of Aggregate Founder Earn-Out Units) to be issued to each Seller Party (the “Closing Earn-Out Allocation Schedule”) which Closing Earn-Out Allocation Schedule shall reflect (i) an allocation for the Founder of no fewer units than the Minimum Founder Earn-Out Allocation and (ii) an aggregate allocation for the other Seller Parties as of the date hereof of no fewer units than the Minimum Seller Earn-Out Allocation, unless otherwise mutually agreed by the Founder and Blackstone.

(d) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Acquirer shall grant an aggregate number of Argon LP Founder Earn-Out Units equal to 12.4 million, subject to adjustment pursuant to Section 2.2(c) (the “Aggregate Founder Earn-Out Units”), which units shall be allocated among the Founder and each other Person as set forth on the Closing Earn-Out Allocation Schedule.

6.14 No Solicitation. Until the earlier of the Closing Date or the second anniversary of the date hereof, each of Blackstone and the Acquirer Entities, on the one hand, and the Seller Parties and the Partnership Entities, on the other hand, shall not, and shall cause their respective Affiliates not to, without the prior written consent of the other parties, directly or indirectly, solicit or hire (or cause or seek to cause to leave the employ of the other parties), whether as an officer, employee or consultant or other independent contractor, any individual who is currently or hereafter becomes a senior officer (or senior managing director) or other management-level employee of the other parties, provided, however, that the restrictions of this Section 6.14 shall not apply (x) to any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by the other parties or their Affiliates or (y) the solicitation or hiring of any individual whose employment or term in office was terminated by the other parties or their Affiliates.

6.15 Closing Ownership Schedule. The Founder shall deliver to the Acquirer, no less than fifteen (15) Business Days prior to the expected Closing Date, an amended Section 4.3 of the Seller Disclosure Letter setting forth the name, address and ownership interest in the Partnership owned (beneficially and of record) by each Seller Party on the Closing Date (the “Closing Ownership Schedule”).

6.16 Financial Statements. As soon as practicable after the date of this Agreement, Acquirer shall deliver to the Partnership true, correct and complete copies of the following financial statements of the Argon Business: the audited combined statements of financial condition as of December 31, 2013 and 2012 and combined statements of operations, comprehensive loss, changes in parent company equity and cash flows for the fiscal years ended December 31, 2013, 2012 and 2011 and the unaudited condensed combined statements of financial condition, operations, comprehensive loss, parent company equity and cash flows as of and for the six months ended June 30, 2014 (collectively, the “Argon Financial Statements”).

6.17 Further Assurances. By executing this Agreement, Blackstone Group agrees to cause each of the Acquirer Entities to comply with its obligations under this Agreement.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Acquirer (on behalf of itself and the Blackstone Parties) and the Founder (on behalf of himself, the other Seller Parties and the Partnership Entities), as of the Closing of the following conditions:

(a) No Injunction. There shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority in effect that restrains, prohibits or makes illegal the acquisition of the Acquired Interests hereunder or the consummation of the other transactions contemplated hereby or by any of the Ancillary Agreements or (ii) pending Action which seeks to restrain or prohibit the acquisition of the Acquired Interests hereunder or the consummation of the other transactions contemplated hereby or by any of the Ancillary Agreements.

(b) Regulatory Authorizations. The Acquirer Regulatory Approvals and the Partnership Regulatory Approvals shall have been obtained and be in full force and effect, and the applicable HSR Act waiting period shall have expired or been earlier terminated.

(c) Argon Reorganization. The Argon Reorganization shall have occurred in accordance with the Separation Agreement.

(d) NYSE Listing. The Class A Shares to be distributed in the Separation Transaction shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Argon HoldCo Registration Statement. (i) The Argon HoldCo Registration Statement shall have become effective under the Securities Act or Exchange Act, as the case may be, and shall not be the subject of any stop order suspending its effectiveness or Actions initiated or threatened by the SEC seeking a stop order, (ii) all other necessary Permits or filings under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Class A Shares to be issued in the Separation Transaction shall have been obtained and shall be in effect and (iii) any applicable notice periods required by applicable stock exchange rules or any of the foregoing securities Laws shall have expired.

(f) Argon HoldCo Organizational Documents. The parties hereto shall have caused the Argon HoldCo Certificate of Incorporation, the Argon HoldCo Bylaws and the Argon LP Agreement to become effective.

(g) Solvency Opinion. Blackstone shall have (i) obtained an opinion, in form and substance reasonably satisfactory to Blackstone, from a nationally recognized solvency valuation firm, that, after giving effect to the transactions contemplated hereby and by the Framework Agreement (including the Argon Reorganization and the Separation Transaction), such transactions shall not leave Argon LP or Argon HoldCo “insolvent” or otherwise unable to pay their respective obligations as they come due and (ii) provided a written copy of such opinion to the Partnership Entities.

7.2 Additional Conditions to the Obligations of the Acquirer. The obligations of the Blackstone Parties and the Acquirer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Acquirer, provided that the condition set forth in Section 7.2(g) may not be waived without the written consent of the Founder) as of the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Seller Parties or the Founder contained in Article III and Article IV of this Agreement (other than the representations set forth in Sections 3.1(a), 3.2, 4.1, 4.2, 4.3, 4.4, 4.8(b) and 4.18 and in each case, without taking into account any “Partnership Material Adverse Effect”, “materiality”, “in all material respect” or other materiality qualifications) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (A) to the extent that any representation and warranty is expressly limited to a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date and (B) those instances (including in clause (A) above) in which the failure of the representations and warranties to be true and correct has not had, individually or in the aggregate, a Partnership Material Adverse Effect, and (ii) the representations and warranties set forth in Sections 3.1(a), 3.2, 4.1, 4.2, 4.3, 4.4, 4.8(b) and 4.18 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is expressly limited to a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date.

(b) Performance of Covenants. The Seller Parties, the Partnership and the General Partner shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Certificate. The Acquirer and Blackstone shall have received a certificate of each of the Seller Parties and each Partnership Entity, dated the Closing Date, executed by the Founder on behalf of the Seller Parties, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d) Ancillary Agreements. Each of the Ancillary Agreements to be executed and delivered by the Partnership Entities, the Seller Parties or their Affiliates parties thereto, as applicable, shall have been executed and delivered by such party.

(e) Key Man Event. There shall not have been a Key Man Event.

(f) FIRPTA. The Partnership shall deliver to the Acquirer a duly executed and acknowledged certificate of the Partnership satisfying the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i) issued not earlier than thirty (30) days before the Closing.

(g) Tax Opinion. Blackstone shall have (i) obtained a written opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett LLP, counsel to the Blackstone Parties (or other legal counsel reasonably satisfactory to Blackstone and the Founder), in form and substance reasonably satisfactory to Blackstone, to the effect that (A) the Big Spin and the Little Spin should qualify as reorganizations pursuant to Sections 355 and 368(a)(1)(D) of the Code and that no gain or loss should be recognized under Sections 355 and 361 of the Code with respect to such distributions and (B) the Merger should qualify as a reorganization pursuant to Section 368(a) of the Code; provided that in rendering the foregoing opinions, counsel shall be permitted to rely upon customary assumptions and assume the accuracy of customary representations provided by the Blackstone Parties, Argon HoldCo, Acquirer (and any Subsidiary thereof), the Seller Parties and the Partnership Entities and (ii) provided a written copy of such opinion to the Partnership Entities.

7.3 Additional Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Founder) as of the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Blackstone Parties and the Acquirer contained in Article V of this Agreement (other than the representations set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.8 and 5.13 and in each case, without taking into account any “Acquirer Material Adverse Effect”, “materiality”, “in all material respect” or other materiality qualifications) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (A) to the extent that any representation and warranty is expressly limited to a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date, and (B) those instances (including in clause (A) above) in which the failure of the representations and warranties to be true and correct has not had, individually or in the aggregate, an Acquirer Material Adverse Effect, and (ii) the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.8 and 5.13 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Covenants. The Blackstone Parties and the Acquirer shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Certificate. The Partnership shall have received a certificate of Blackstone and the Acquirer, dated the Closing Date, executed on behalf of Blackstone and the Acquirer, respectively, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d) Ancillary Agreements. Each of the Ancillary Agreements to be executed and delivered by any Blackstone Party or the Acquirer or their Affiliates parties thereto, as applicable, shall have been executed and delivered by such party.

7.4 Determination of Closing Conditions for the Seller Parties. The Seller Parties each agree that the Founder shall have the sole right and authority to determine on behalf of all the Seller Parties that the conditions to Closing specified in Section 7.1 (as such conditions relate to the Seller Parties) and Section 7.3 have been satisfied and to waive compliance with any such conditions in his sole discretion.

7.5 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused primarily by such party’s breach.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (by delivering written notice of such termination to the other parties hereto):

(a) by mutual written consent of the Founder and the Acquirer;

(b) by either the Founder or the Acquirer, if the Closing shall not have occurred on or prior to September 30, 2015 (the “Termination Date”), so long as the Partnership Entities and the Seller Parties (in case of such termination by the Founder) or the Acquirer and the Blackstone Parties (in case of such termination by the Acquirer), as applicable, are not in material breach of their respective obligations under this Agreement at the time of such termination;

(c) by either the Founder or the Acquirer, if consummation of the transactions contemplated by this Agreement would violate any nonappealable order or other legal restraint or prohibition on the consummation of such transactions or if any Law shall have been enacted or promulgated by any Governmental Authority that prohibits or makes illegal the consummation of such transactions; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligations or condition under this Agreement has been the primary cause of, or resulted in, such nonappealable order or other legal restraint or prohibition;

(d) by the Founder, if the Acquirer or any of the Blackstone Parties is in breach of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement, which breach (i) would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied by the Termination Date, and (ii) has not been cured by the Termination Date or is not capable of being cured prior to the Termination Date; provided, that none of the Seller Parties and the Partnership Entities are in material breach of their representations, warranties, covenants, agreements or obligations under this Agreement at the time of such termination;

(e) by the Acquirer, if any Seller Party or any Partnership Entity is in breach of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement, which breach (i) would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied by the Termination Date and (ii) has not been cured by the Termination Date or is not capable of being cured prior to the Termination Date; provided, that the Acquirer and the Blackstone Parties are not in material breach of their representations, warranties, covenants, agreements or obligations under this Agreement at the time of such termination; or

(f) by the Acquirer, at any time following a Key Man Event, upon five (5) Business Days’ notice to the Founder; provided, however, that the Acquirer must exercise such right to terminate within thirty (30) calendar days following Acquirer or Blackstone first becoming aware of the occurrence of such Key Man Event (and, in any event, prior to the Closing Date).

8.2 Expenses. In the event this Agreement is terminated pursuant to Section 8.1(b), 8.1(c) or 8.1(d), Blackstone will pay to the Partnership Entities any and all reasonable out-of-pocket fees and expenses (including legal and accounting fees and expenses) of the Seller Parties and the Partnership Entities actually incurred in connection with the due diligence investigation, negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the preparation for the consummation of the Acquisition and the other transactions contemplated hereby (subject to reasonable documentation).

8.3 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect other than the provisions of Section 6.6, Section 6.14, Section 8.2, this Section 8.3 and Article X, which provisions shall survive such termination of this Agreement, and no party hereto (and, for the avoidance of doubt, none of their Representatives or Affiliates) shall have any Liabilities to the other parties hereto (or, for the avoidance of doubt, any of their Representatives or Affiliates) except Liabilities by a party hereto to the other parties hereto arising out of its willful and material breach of one or more of its obligations under this Agreement. Notwithstanding the foregoing, no party hereto shall be liable for any consequential, punitive, exemplary, special, incidental or indirect damages from any such breach, including lost profits. For purposes of the foregoing, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with the knowledge that the taking of, or the failure to take, such act would cause a breach of this Agreement.

ARTICLE IX

TAX MATTERS

9.1 Cooperation. The parties hereto shall reasonably cooperate, and shall cause their respective Affiliates, Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any claim in respect of Taxes.

9.2 Intended Tax-Free Treatment.

(a) The Seller Parties will not knowingly take any action, or knowingly fail or omit to take any action the failure or omission, or knowingly fail to resist the action of any third party that could reasonably be expected to prevent the relevant components of the Argon Reorganization from qualifying for the Intended Tax-Free Treatment.

(b) No Seller Party will enter into any “agreement, understanding, arrangement, or substantial negotiations” regarding the acquisition, sale, exchange, or disposition of (including by merger or otherwise) stock of Argon HoldCo at any time from the date hereof until the Closing Date (other than agreements, understandings, arrangements, or substantial negotiations, if any, that result from entering into this Agreement or the Ancillary Agreements).

(c) The Seller Parties and the Partnership Entities will cooperate in providing certain representations that Simpson Thacher & Bartlett LLP, counsel to Blackstone and certain of its Affiliates, may reasonably request in rendering an opinion that the relevant transactions of the Argon Reorganization qualify for the Intended Tax-Free Treatment.

ARTICLE X

GENERAL PROVISIONS

10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing or after termination of this Agreement.

10.2 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or e-mail (and confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(i) if to the Acquirer or the Blackstone Parties, to them at:

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attn: Laurence Tosi, John Finley

Facsimile: (212) 583-5749

E-mail: Laurence.Tosi@Blackstone.com; John.Finley@Blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Josh Bonnie; Eric Swedenburg

Facsimile: (212) 455-2502

Email: jbonnie@stblaw.com; eswedenburg@stblaw.com

(ii) if to the Founder or the Partnership Entities, to them at:

PJT Capital LP

40 West 57th Street

New York, NY 10019

Attn: Paul J. Taubman

Email: pjt@pjtpartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Barry M. Wolf; Michael J. Aiello

Facsimile: (212) 310-8007

Email: barry.wolf@weil.com; michael.aiello@weil.com

(iii) if to any Seller Party, to it at:

PJT Capital LP

40 West 57th Street

New York, NY 10019

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Barry M. Wolf; Michael J. Aiello

Facsimile: (212) 310-8007

Email: barry.wolf@weil.com; michael.aiello@weil.com

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 10.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or delivery by e-mail (if confirmed) or facsimile (if delivery confirmation is received), or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

10.3 Amendment and Modification; Waiver.

(a) This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of Blackstone, the Acquirer and each of the Seller Parties (on behalf of themselves and the Partnership Entities).

(b) At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions (other than the condition set forth in Section 7.2(g)) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only with respect to the party agreeing to such extension or waiver (except with respect to extensions or waivers by the Seller Parties, as provided in Article X) and only if set forth in an instrument in writing signed and delivered on behalf of such party.

10.4 Entire Agreement. This Agreement, the Ancillary Agreements (once executed) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.5 Fees and Expenses. Except as set forth (x) in Section 8.2 and (y) in Section 7.5 of the Framework Agreement, whether or not the transactions contemplated hereby are consummated, all fees, legal or otherwise, and out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses. For the avoidance of doubt, if the Closing occurs, (i) all expenses of the Seller Parties and the Partnership Entities in connection with the transactions contemplated hereby shall be borne by the Seller Parties and (ii) all expenses of Blackstone and the Acquirer Entities shall be borne by Blackstone.

10.6 Disclosures. The Seller Parties and the Acquirer agree that, for purposes of the representations and warranties of the Partnership Entities and the Acquirer in this Agreement, items disclosed in one Section of the Seller Disclosure Letter or the Acquirer Disclosure Letter (as applicable) shall be considered to be made for purposes of all other Sections of the Seller Disclosure Letter or the Acquirer Disclosure Letter (as applicable) to the extent that the relevance of any such disclosure to any other Section of the Seller Disclosure Letter or the Acquirer Disclosure Letter (as applicable) is reasonably apparent from the text of such disclosure. The disclosure of any item or matter in the Seller Disclosure Letter or the Acquirer Disclosure Letter (as applicable) shall not be construed as an admission, representation or indication that such item or other matter is “material” or would, reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect or an Acquirer Material Adverse Effect or (x) be material to the Acquirer and its Subsidiaries, taken as a whole, or (y) prohibit or materially impair the Acquirer’s ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis. (as applicable) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter. The disclosure of any item or matter relating to any possible breach or violation of any Law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

10.7 Representative. Each Seller Party, by virtue of approval and execution of this Agreement, constitutes, appoints and empowers, effective from and after the date of this Agreement, the Founder to act for the benefit of such Seller Party and as the agent and attorney-in-fact, to act for and on behalf of such Seller Party in such Seller Party’s name, place and stead, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as fully and for all intents and purposes as such Seller Party might or could do in person, which shall include the power (i) to take any and all actions, including the power to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on such Seller Party), and the power to make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and the Ancillary Agreement and the transactions contemplated hereby and thereby; (ii) to negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes arising out of or in respect of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the power to file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or obligation; (iii) to refrain from enforcing any right of such Seller Party arising out of or under or in any manner relating to this Agreement; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general to do any and all things and to take any and all action that the Founder, in its sole and absolute discretion may consider necessary, proper or convenient to carry out its obligations hereunder; (v) to give and receive notices and communications hereunder; and (vi) to engage legal counsel, accountants, consultants and other experts, and incur any reasonable expenses, in connection with all matters set forth or otherwise necessary with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Founder hereunder, (i) the Founder shall incur no responsibility whatsoever to the Seller Parties by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Founder shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Founder pursuant to such advice shall in no event subject the Founder to liability to the Seller Parties. The Seller Parties shall indemnify the Founder against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Founder hereunder. All of the indemnities, immunities and powers granted to the Founder pursuant to this Section 10.7 shall survive the Closing and any termination of this Agreement. The grant of authority in this Section 10.7 is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller Party, and shall survive the consummation of the transactions contemplated hereby, and any action taken by the Founder pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller Party notwithstanding any contrary action of or direction from such Seller Party, except for actions or omissions of the Representative constituting willful misconduct, and may be relied upon by the Blackstone Parties and the Acquirer.

10.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9 Assignment; Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.10 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

10.11 Jurisdiction; Arbitration.

(a) Notwithstanding anything to the contrary in any Ancillary Agreement and except as otherwise set forth in this Agreement, any and all disputes (including any ancillary claims) arising out of, or relating or connected to this Agreement or the Framework Agreement, including the breach, termination or validity thereof (including the validity, scope and enforceability of this arbitration provision) and any tort claims, shall be submitted to and finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (“CPR Rules”) then currently in effect, except the scope of discovery, if any, shall be in accordance with the Federal Rules of Civil Procedure then currently in effect (as interpreted and enforced by the applicable arbitration panel). The composition of the arbitration panel shall be determined in accordance with CPR Rule 5.4. The arbitration panel shall consist of three arbitrators. Notwithstanding the foregoing, if any dispute otherwise subject to arbitration pursuant to this section involves, as a party in their individual capacity, multiple SMDs of Blackstone who have agreed to exclusive arbitration clauses using the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), then all references herein to “CPR Rules” shall instead refer to the ICC Rules) and the arbitrator-selection process contained in such other agreements.

(b) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof; provided, however, performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The place of arbitration shall be in New York City, New York. The language of the arbitration shall be in English.

(c) The arbitral panel’s award shall be final, conclusive, and binding upon the parties to the arbitration subject only to the right (if any) of any party to commence proceedings to vacate the award on any ground permitted under 9 U.S.C. § 10.

(d) The procedures specified in this section shall be the sole and exclusive procedures for the resolution of disputes of the nature described in clause (a) above; provided, however, that a party may file a complaint to seek a preliminary injunction or other provisional judicial relief, including for the purpose of compelling a party to arbitrate, or enforcing an arbitration award hereunder, if, in its sole judgment, such action is necessary. Despite such action, the parties will continue to participate in good faith pursuant to the procedures set forth in this section.

(e) To the extent a party brings an action pursuant to clause (d) above, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION DESCRIBED IN CLAUSE (a). The parties acknowledge that the forum designated by this Section 10.11 has, and will have, a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(f) Each of the parties hereto waives, to the fullest extent permitted by Applicable Law, any objection which such party now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this section and agrees not to plead or claim the same.

(g) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION.

10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

NEW ADVISORY L.P.
By:	New Advisory GP L.L.C., as general partner
By:	Blackstone Holdings I L.P., as sole member
By:	Blackstone Holdings I/II GP Inc., as general partner

By:	/s/ Laurence A. Tosi
	Name:	Laurence A. Tosi
	Title:	Chief Financial Officer

BLACKSTONE HOLDINGS I L.P.
By:	Blackstone Holdings I/II GP Inc., as general partner

By:	/s/ Laurence A. Tosi
	Name:	Laurence A. Tosi
	Title:	Chief Financial Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., as general partner

By:	/s/ Laurence A. Tosi
	Name:	Laurence A. Tosi
	Title:	Chief Financial Officer

NEW ADVISORY GP L.L.C.
By:	Blackstone Holdings I L.P., as sole member
By:	Blackstone Holdings I/II GP Inc., as general partner

By:	/s/ Laurence A. Tosi
	Name:	Laurence A. Tosi
	Title:	Chief Financial Officer

FOUNDER

/s/ Paul J. Taubman
Paul J. Taubman

PJT CAPITAL LP
By:	PJT Management, LLC, its general partner

By:	/s/ Paul J. Taubman
	Name:	Paul J. Taubman
	Title:	Sole Member

PJT MANAGEMENT, LLC

By:	/s/ Paul J. Taubman
	Name:	Paul J. Taubman
	Title:	Sole Member

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LIMITED PARTNERS

/s/ Paige A. Costigan
Paige A. Costigan

/s/ Robert T. Friedsam
Robert T. Friedsam

/s/ Ji-Yeun Lee
Ji-Yeun Lee

/s/ Scott W. Matlock
Scott W. Matlock

/s/ James Murray
James Murray

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